Exhibit 10.1

LOAN AGREEMENT

Dated as of November 18, 2014

Between

CIO RESEARCH PARK, LIMITED PARTNERSHIP,

as Borrower

and

PILLAR MULTIFAMILY, LLC

as Lender

PROPERTY: 12650 Ingenuity Drive, Orlando, Orange County, Florida 32816

i

v

Schedules and Exhibits

Schedules:

Schedule I	-	Rent Roll
Schedule II	-	Required Repairs
Schedule III	-	Organization of Borrower
Schedule IV	-	Exceptions to Representations and Warranties
Schedule V	-	Definition of Special Purpose Bankruptcy Remote Entity

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of November 18, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between PILLAR MULTIFAMILY, LLC, a Delaware limited liability company, having an address at 330 Madison Avenue, 8th Floor, New York, New York 10017 (together with its successors and assigns, collectively, “Lender”), and CIO RESEARCH PARK, LIMITED PARTNERSHIP, a Delaware limited partnership, having an address at c/o City Office REIT, Inc., 1075 West Georgia Street, Suite 2600, Vancouver, British Columbia V6E 3C9 (together with its permitted successors and assigns, collectively, “Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article 1 hereof.

W I T N E S S E T H :

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Specific Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Adjusted Lease Sweep Account Maximum Amount” shall mean an amount equal to Four Million Two Hundred Fifty Thousand Dollars ($4,250,000) less the product of Four Million Two Hundred Fifty Thousand Dollars ($4,250,000) multiplied by a fraction having (a) a numerator equal to the square footage of the space leased under Qualified Leases, as defined in this definition, and (b) a dominator equal to the total square footage of the Property (one hundred twenty-four thousand five hundred (124,500) square feet); such amount under no circumstances shall be less than Three Million Two Hundred Fifty Thousand Dollars ($3,250,000). For purposes of this definition only, the term Qualified Lease shall be limited to any Lease that (i) has a base rent equal to or greater than Sixteen Dollars ($16) per square foot, (ii) has a term that extends at least two (2) years beyond the end of the Term, (ii) Borrower has paid for all tenant improvements and leasing commissions and (iv) has been approved by Lender even if such Lease is not a Major Lease.

“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly ten percent (10%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, and/or (iii) is a director or officer of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any Manager in which Borrower, SPC Party, REIT or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Approved Bank” shall mean a bank or other financial institution, the long-term unsecured debt rating of which are at least “A” by S&P, Fitch and DBRS and “A2” by Moody’s and the short-term unsecured debt ratings of which are at least “A-1” by S&P, “F1” by Fitch, “R-1” by DBRS and “P-1” by Moody’s.

“Approved Lease Sweep Space Leasing Expenses” shall mean actual out-of-pocket expenses incurred by Borrower in leasing Lease Sweep Space at the Property pursuant to Qualified Leases, including free rent, brokerage commissions and tenant improvements, which expenses (i) are (A) specifically approved by Lender in connection with approving the applicable Lease (B) incurred in the ordinary course of business and on market terms and conditions in connection with Leases that are entered into in accordance with this Agreement, and for which Lender shall have received (and approved, if applicable) a budget for such tenant improvement costs and a schedule of leasing commissions payments payable in connection therewith, or (C) otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed, and (ii) are substantiated by executed Lease documents and brokerage agreements.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean an amount equal to the lesser of (i) five percent (5%) of the Outstanding Principal Balance of the Loan or (ii) Two Hundred Fifty Thousand Dollars ($250,000).

“Amortization Commencement Date” shall mean January 6, 2020.

“Annual Budget” shall mean the operating and capital budget for the Property setting forth, on a month-by-month basis, in reasonable detail, each line item of Borrower’s good faith estimate of anticipated Operating Income, Operating Expenses and Capital Expenditures for the applicable Fiscal Year.

“Approved Accounting Method” shall mean GAAP, the cash basis of accounting method, the accrual basis of accounting method or the income tax basis of accounting method utilized by Borrower and Guarantor in the preparation of financial data, so long as the same is and remains in general use by significant segments of the United States accounting profession and is consistently applied throughout the Term (both as to the application of the rules governing such accounting method and the choice of which accounting method to apply).

“Approved Capital Expenditures” shall mean Capital Expenditures incurred by Borrower and either (i) included in the Approved Annual Budget or (ii) approved by Lender, which approval shall not be unreasonably withheld or delayed.

“Approved Leasing Expenses” shall mean actual out-of-pocket expenses incurred by Borrower in leasing space at the Property pursuant to Leases entered into in accordance with the Loan Documents, including free rent, brokerage commissions and tenant improvements, which expenses (i) are (A) specifically approved by Lender in connection with approving the applicable Lease, (B) incurred in the ordinary course of business and on market terms and conditions in connection with Leases which do not require Lender’s approval under the Loan Documents, and Lender shall have received (and approved, if applicable) a budget for such tenant improvement costs and a schedule of leasing commission payments payable in connection therewith, or (C) otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed, and (ii) are substantiated by executed Lease documents and brokerage agreements.

“Approved Replacement Guarantor” shall mean a Person that satisfies the conditions set forth in clauses (x) and (y) of the definition of “Qualified Transferee”, satisfies the net worth and liquidity requirements in the Guaranty, and whose identity and experience is acceptable to Lender in Lender’s sole discretion, for which Lender has received a Rating Agency Confirmation from each applicable Rating Agency and who either Controls Borrower (or Transferee Borrower, as applicable) or owns a direct or indirect interest in Borrower (or Transferee Borrower, as applicable).

“Assignment of Agreements” shall mean that certain Assignment of Agreements, Licenses, Permits and Contracts, dated as of the date hereof, from Borrowers, collectively, as assignors, to Lender, as assignee.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect to all or any part of the Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Borrower GP” shall mean CIO Research Park GP, LLC, a Delaware limited liability company.

“Borrower’s Knowledge” shall mean the best knowledge of (i) James Farrar or Anthony Maretic or (ii) such Person or Persons who is primarily responsible for the ownership, operation or acquisition of the Property or who is reasonably likely to be familiar with the subject matter qualified by such phrase; and in each case, after conducting such due diligence in connection with Borrower, the Property, the borrowing of the Loan and the representations that are qualified in this Agreement as being made to “Borrower’s Knowledge” as is customary for Borrower in connection with the acquisition of similar property to the Property.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

“Calculation Date” shall mean the last day of each calendar quarter during the Term.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Property (excluding tenant improvements) and required to be capitalized according to GAAP.

“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith between Lender and Borrower.

“Clearing Account Agreement” shall mean that certain Deposit Account Control Agreement dated the date hereof by and among Borrower, Lender and the Clearing Bank.

“Clearing Bank” shall mean KeyBank, National Association or any successor Eligible Institution selected by Borrower and approved by Lender.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including any applicable Prepayment Fee) due to Lender from time to time in respect of the Loan under the Note, this Agreement, the Mortgage, the Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period, the scheduled principal and interest payments due under the Note (but assuming, only for the purpose of calculating the Debt Service Coverage Ratio, that the Amortization Commencement Date has already occurred).

“Debt Service Coverage Ratio” shall mean, a ratio, as reasonably determined by Lender in which:

(a)	the numerator is the Underwritten Net Cash Flow; and

(b)	the denominator is the annual Debt Service.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) five percent (5%) above the Interest Rate.

“Deposit Account” shall mean an Eligible Account at the Deposit Bank.

“Deposit Bank” shall mean the bank or banks selected by Lender to maintain the Deposit Account. Lender may in its sole discretion change the Deposit Bank from time to time.

“Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Treasury Rate when compounded semi-annually.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least Fifty Million Dollars ($50,000,000), subject to supervision or examination by federal and state authorities and having a long-term unsecured debt rating of “BBB-” or higher by S&P and “Baa3” or higher by Moody’s. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s, and F-1+ by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least (i) “AA” by S&P, (ii) “AA” and/or “F1+” (for securities) and/or “AAAmmf” (for money market funds), by Fitch and (iii) “Aa2” by Moody’s, provided, however, for purposes of the Deposit Bank, the definition of Eligible Institution shall have the meaning set forth in the Cash Management Agreement.

“Embargoed Person” shall mean any Person identified by OFAC or any other Person with whom a Person resident in the United States of America may not conduct business or transactions by prohibition of federal law or Executive Order of the President of the United States of America.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is a member of the same controlled group of corporations or group of trades or businesses under common control with Borrower or the Guarantor, or is treated as a single employer together with Borrower or the Guarantor under Section 414 of the Code or Title IV of ERISA.

“Existing Dark Space” shall mean approximately twenty-one thousand four hundred ten (21,410) square feet of the demised premises under the Iowa College Lease currently not occupied by Iowa College Acquisition Corp. (“ICA”).

“Financial Eligibility Requirements” shall mean a Person who (a) is a real estate investment trust, a bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, government entity or plan, investment company registered under the Investment Company Act of 1940, as amended, or exempt or excluded from registration or regulation thereunder pursuant to such Act and the rules thereunder, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, and (b) has total assets (in name or under management) in excess of Two Hundred Million Dollars ($200,000,000) and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of One Hundred Million Dollars ($100,000,000).

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC, (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in Government Lists, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in Government Lists.

“Gross Revenue” shall mean all revenue derived from the ownership and operation of the Property from whatever source, including Rents and any Insurance Proceeds (whether or not Lender elects to treat any such Insurance Proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f) hereof).

“Guarantor” shall mean City Office REIT Operating Partnership, L.P., a Maryland limited partnership, or any other Person that now or hereafter guarantees any of Borrower’s obligations under any Loan Document.

“Guarantor Financial Covenants” shall mean those covenants set forth in Section 5.2 of the Guaranty.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations of even date herewith from Guarantor for the benefit of Lender.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss and (vii) any other contractual obligation for the payment of money which are not settled within thirty (30) days.

“Interest Rate” shall mean a rate of four and forty-four one hundredths of one percent (4.440%) per annum (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate).

“Iowa College Lease” shall mean, collectively, that certain (i) Lease dated effective as of September 30, 2004 by and between Ocwen Orlando Holdings Corp., a Florida corporation, and Ocwen Federal Bank, FSB, a federally chartered savings bank; (ii) Assignment of Lease dated June 28, 2005 from Ocwen Federal Bank to Ocwen Loan Servicing, LLC; (iii) Modification of Lease dated December 31, 2007; (iv) Assignment of Lease dated December 31, 2007 from Ocwen Orlando Holdings Corp. to G&I V Ingenuity LLC; (v) Second Modification of Lease dated October 30, 2008; (vi) Consent to Assignment of Lease Agreement and Limited Release of Assigning Tenant and Lease Guarantor dated October 30, 2008 by G&I V Ingenuity LLC; (vii) Assignment of Lease dated as of October 30, 2008 from Ocwen Loan Servicing, LLC to ICA; (viii) Guaranty dated as of October 30, 2008 by Kaplan, Inc. for the benefit of G&I V Ingenuity LLC; and (ix) Assignment of the Existing Space Lease dated August 5, 2009, from G&I V Ingenuity LLC to RT Ingenuity, LLC; as the same may be amended, supplemented or otherwise modified from time in accordance with this Agreement.

“Iowa College Lease Rollover Reserve Trigger Event” shall mean the occurrence of more than 32,000 square feet of the demised premises under the Iowa College Lease being either “dark” or sublet (excluding the Sedgwick Subleased Space).

“Lease” shall mean any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease or other agreement entered into in connection with such lease, sublease, sub-sublease or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lease Sweep Account Maximum Amount” shall mean Four Million Two Hundred Fifty Thousand Dollars ($4,250,000) less the outstanding balance on deposit in the Rollover Account at the time of determination, as such Four Million Two Hundred Fifty Thousand Dollars ($4,250,000) amount may be reduced to an amount equal to the greater of (i) Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) or (ii) the Adjusted Lease Sweep Account Maximum Amount.

“Lease Sweep Lease” shall mean (i) the Iowa College Lease or (ii) any Lease that, either individually, or when taken together with any other Lease with the same Tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such Lease, covers fifteen thousand (15,000) or more rentable square feet.

“Lease Sweep Lease Termination Payments” shall mean, collectively, all sums paid with respect to any rejection, termination, surrender or cancellation of any Lease Sweep Lease (including in any Lease Sweep Tenant Party Insolvency Proceeding) or any lease buy-out or surrender payment from any Tenant under a Lease Sweep Lease (including any payment relating to unamortized tenant improvements and/or leasing commissions).

“Lease Sweep Period”

(i) shall commence on the first Monthly Payment Date following the occurrence of any of the following:

(a) with respect to each Lease Sweep Lease:

1.	twenty-four (24) months prior to the earliest stated expiration (including the stated expiration of any renewal term) of a Lease Sweep Lease;

2.	upon the date required under a Lease Sweep Lease by which the tenant thereunder is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised);

(b) the receipt by Borrower or Manager of notice from any Tenant under a Lease Sweep Lease exercising its right to terminate its Lease Sweep Lease;

(c) the date that a Lease Sweep Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date or the receipt by Borrower or Manager of notice from any Tenant under a Lease Sweep Lease of its intent to surrender, cancel or terminate the Lease Sweep Lease (or any material portion thereof prior to its then current expiration date);

(d) the date that any Tenant under a Lease Sweep Lease shall discontinue its business (i.e., “goes dark”) at its Lease Sweep Space at the Property (or any material portion thereof), other than the Permitted Dark Space;

(e) upon a material default under a Lease Sweep Lease by the Tenant thereunder that continues beyond any applicable notice and cure period;

(f) the occurrence of a Lease Sweep Tenant Party Insolvency Proceeding; and

(ii) shall end upon the first to occur of the following:

(A) in the case of clauses (i)(a), (i)(b), (i)(c), and (i)(d) above, the entirety of the Lease Sweep Space (or applicable portion thereof) is leased pursuant to one or more Qualified Leases and the Occupancy Conditions have been satisfied;

(B) in the case of clause (i)(a) above, the date on which the subject Tenant under the Lease Sweep Lease irrevocably exercises its renewal or extension option (or otherwise enters into an extension agreement with Borrower and acceptable to Lender) with respect to all of its Lease Sweep Space, funds have been accumulated in the Lease Sweep Account (during the continuance of the subject Lease Sweep Period) to cover all Approved Lease Sweep Space Leasing Expenses, free rent periods and/or rent abatement periods in connection with such renewal or extension;

(C) in the case of clause (i)(b) above, if such termination option is not validly exercised by the Tenant under the applicable Lease Sweep Lease by the latest exercise date specified in such Lease Sweep Lease or is otherwise validly and irrevocably waived in writing by the related Tenant;

(D) in the case of clause (i)(e) above, the date on which the subject default has been cured, and no other default under such Lease Sweep Lease occurs for a period of three (3) consecutive months following such cure;

(E) in the case of clause (i)(f) above, the applicable Lease Sweep Tenant Party Insolvency Proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to Lender; and

(F) in the case of clauses (i)(a), (i)(b), (i)(c), (i)(d), (i)(e) and (i)(f) above, the date on which (1) the Lease Sweep Funds in the Lease Sweep Account collected (including any Lease Termination Payments with respect to such Lease Sweep Lease deposited into the Lease Sweep Account) and (2) the Rollover Funds in the Rollover Account, equal (in the aggregate) the Lease Sweep Account Maximum Amount.

“Lease Sweep Space” shall mean the space demised under the applicable Lease Sweep Lease.

“Lease Sweep Tenant Party” shall mean a Tenant and its guarantor (if any) under a Lease Sweep Lease.

“Lease Sweep Tenant Party Insolvency Proceeding” shall mean (A) the admission in writing by any Lease Sweep Tenant Party of its inability to pay its debts generally, or the making of a general assignment for the benefit of creditors, or the instituting by any Lease Sweep Tenant of any proceeding seeking to adjudicate it insolvent or seeking a liquidation or dissolution, or the taking advantage by any Lease Sweep Tenant Party of any Insolvency Law (as hereinafter defined), or the commencement by any Lease Sweep Tenant Party of a case or other proceeding naming it as debtor under any Insolvency Law or the instituting of a case or other proceeding against or with respect to any Lease Sweep Tenant Party under any Insolvency Law or (B) the instituting of any proceeding against or with respect to any Lease Sweep Tenant Party seeking liquidation of its assets or the appointment of (or if any Lease Sweep Tenant Party shall consent to or acquiesce in the appointment of) a receiver, liquidator, conservator, trustee or similar official in respect of it or the whole or any substantial part of its properties or assets or the taking of any corporate, partnership or limited liability company action in furtherance of any of the foregoing provided that any involuntary proceeding that the Lease Sweep Tenant Party is actively contesting is not dismissed or discontinued within thirty (30) days. As used herein, the term “Insolvency Law” shall mean Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.) as the same has been or may be amended or superseded from time to time, or any other applicable domestic or foreign liquidation, conservatorship, bankruptcy, receivership, insolvency, reorganization, or any similar debtor relief laws affecting the rights, remedies, powers, privileges and benefits of creditors generally.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transaction with respect to the Loan, Borrower or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee by the transferring or transferee beneficiary thereof), clean sight draft letter of credit acceptable to Lender in its reasonable discretion (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Stated Maturity Date or payment of the subject obligation or completion of the subject activity for which such Letter of Credit was provided) in favor of Lender and entitling Lender to draw thereon, in whole or in part, in New York, New York or such other domestic location approved by Lender or pursuant to procedures of the issuing bank provided that such issuing bank allows for draws (including partial draws by facsimile), issued by a domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank, to an applicant/obligor that is not the Borrower. Any Letter of Credit delivered to Lender in connection with the Loan shall, in addition to any other requirements set forth herein, be subject to the terms and conditions set forth in Section 6.14 hereof.

“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of the Property or any interest therein, or any direct or indirect interest in Borrower or any SPC Party, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan in the original principal amount of SEVENTEEN MILLION AND 00/100 DOLLARS ($17,000,000.00) made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Cash Management Agreement, the Clearing Account Agreement, the Assignment of Agreements, the Environmental Indemnity and the Guaranty and any other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, as the same may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan to Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the Outstanding Principal Balance and the denominator is equal to the appraised value of the Property, as determined by Lender in its sole discretion.

“Low Debt Service Period” shall commence if, as of any Calculation Date, the Debt Service Coverage Ratio is less than 1.15:1.00 on a trailing twelve (12) month basis and shall end if the Property has achieved a Debt Service Coverage Ratio of at least 1.20:1.00 for two consecutive Calculation Dates, as determined by Lender.

“Major Lease” shall mean the Iowa College Lease and any other Lease which, either individually, or when taken together with any other Lease with the same Tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such Lease, (i) covers more than fifteen thousand (15,000) rentable square feet, (ii) contains an option or other preferential right to purchase all or any portion of the Property, (iii) is with an Affiliate of Borrower as Tenant, or (iv) is entered into during the continuance of an Event of Default or a Trigger Period.

“Management Agreement” shall mean any management agreement entered into by and between Borrower and Manager pursuant to Section 4.13.2 or Section 4.13.3 hereof, in each case, pursuant to which the Manager is to provide management and other services with respect to the Property.

“Manager” shall mean any manager engaged pursuant to Section 4.13.2 or Section 4.13.3 hereof.

“Material Adverse Effect” shall mean a material adverse effect on the condition (financial or otherwise) or business of Borrower (including the ability of Borrower to carry out the transactions contemplated by this Agreement), any SPC Party, Guarantor, Manager or the condition or ownership of the Property, including any Lease Sweep Lease or any Tenant under any Lease Sweep Lease.

“Material Alteration” shall mean any alteration affecting structural elements of the Property the cost of which exceeds the Alteration Threshold; provided, however, that in no event shall (i) any Required Repairs, (ii) any tenant improvement work performed pursuant to any Lease existing on the date hereof or entered into hereafter in accordance with the provisions of this Agreement, or (iii) alterations performed as part of a Restoration, constitute a Material Alteration.

“Maturity Date” shall mean the date on which the final payment of principal of the Note becomes due and payable as herein and therein provided, whether at the Stated Maturity Date, by declaration of acceleration, extension or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monthly Debt Service Payment Amount” shall mean a constant monthly payment of $85,531.50. The first Monthly Payment Date is January 6, 2015.

“Monthly Operating Expense Budgeted Amount” shall mean the monthly amount set forth in the Approved Annual Budget for Operating Expenses for the calendar month in which such Monthly Payment Date occurs.

“Monthly Payment Date” shall mean the sixth (6th) day of every calendar month occurring during the Term.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean that certain first priority Mortgage, Assignment of Leases and Rents and Security Agreement, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Proceeds Threshold” shall mean Five Hundred Thousand Dollars ($500,000).

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.

“Occupancy Conditions” shall mean the delivery by Borrower to Lender of evidence reasonably satisfactory to Lender (including an estoppel certificate executed by the relevant Tenant(s)) that (A) the entire subject Lease Sweep Space is tenanted under one or more Qualified Leases, (B) each such Tenant has taken occupancy of the entire space demised to such Tenant,

(C) all contingencies under all such Lease(s) to the effectiveness of the Lease(s) and the commencement of the payment of rent thereunder have been satisfied (and such Tenant has actually commenced paying rent thereunder), (D) all leasing commissions payable in connection with any such Lease have been paid and all tenant improvement obligations or other landlord obligations of an inducement nature have either been completed or paid in full or, alternatively, sufficient funds will be retained in the Lease Sweep Account for such purposes (the “Unpaid TILC Obligation Amount”), and (E) any initial period of partial rent abatements has expired or, alternatively, sufficient funds will be retained in the Lease Sweep Account to account for all remaining scheduled rent abatements (the “Remaining Rent Abatement Amount” and, collectively with the Unpaid TILC Obligation Amount, the “Unpaid Landlord Obligations Amount”).

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Borrower or an SPC Party.

“Open Prepayment Date” shall mean September 6, 2024.

“Operating Expenses” shall mean, with respect to any period of time, the total of all expenses actually paid or payable, computed in accordance with the Approved Accounting Method, of whatever kind relating to the operation, maintenance and management of the Property, including without limitation and without duplication, utilities, ordinary repairs and maintenance, Insurance Premiums, license fees, Taxes and Other Charges, advertising expenses, payroll and related taxes, computer processing charges, management fees, administrative, security and general expenses, operational equipment or other lease payments as approved by Lender, but specifically excluding depreciation and amortization, income taxes, Debt Service, capital expenditures, and deposits into the Reserve Funds.

“Operating Income” shall mean, with respect to any period of time, all income, derived from the ownership and operation of the Property from whatever source, including, but not limited to, rental income from all tenants paying rent and in actual physical occupancy (by the tenant, its Affiliate or a sublessee) of their demised premises pursuant to Leases in full force and effect (whether base rent, additional rent or escalations), utility, real estate tax or other miscellaneous expense recoveries, common area maintenance, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs, business interruption or rent loss insurance; but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, tax rebates, refunds and uncollectible accounts, proceeds from the sale of furniture, fixtures and equipment or any other sale, transfer or exchange, proceeds from any financing, capital contributions, interest income from any source other than the escrow accounts, Reserve Funds or other accounts required pursuant to the Loan Documents, Insurance Proceeds (other than business interruption or rent loss insurance), Awards, unforfeited tenant security, utility and other similar deposits, any other extraordinary, non-recurring revenues, income from tenants not paying rent or in physical occupancy, any Lease Termination Payments or Leases Sweep Lease Termination Payments, income from tenants in bankruptcy under Leases not assumed in the bankruptcy proceeding, and any disbursements to Borrower from the Reserve Funds. Notwithstanding any provisions above to the contrary, Borrower and Lender agree that the Rent paid by ICA for any Permitted Dark Space (which may not be increased or substituted for in any manner) is and will be included as Operating Income.

“Operations Agreements” shall mean any covenants, restrictions, easements, declarations or agreements of record relating to the construction, operation or use of the Property, together with all amendments, modifications or supplements thereto.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Obligations” shall mean (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower contained in any other Loan Document; and (c) the performance of each obligation of Borrower contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“Permitted Dark Space” shall mean the Existing Dark Space plus such additional space under the Iowa College Lease up to thirty-two thousand (32,000) square feet in the aggregate.

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all encumbrances and other matters disclosed in the Title Insurance Policy and Survey, (iii) Liens, if any, for Taxes or Other Charges imposed by any Governmental Authority not yet due or delinquent, (iv) any workers’, mechanics’ or other similar Liens on the Property provided that any such Lien is bonded or discharged within thirty (30) days after Borrower first receives written notice of such Lien or which is being contested in good faith in accordance with the requirements of Section 4.3 and (v) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Physical Conditions Report” shall mean that certain Property Condition Report, prepared by Partner Assessment Corporation and dated as of October 1, 2014.

“Prepayment Fee” shall mean an amount equal to the greater of (i) the Yield Maintenance Amount, or (ii) five percent (5%) of the unpaid principal balance of the Note as of the Repayment Date.

“Prepayment Notice” shall mean a prior written notice to Lender specifying the proposed Business Day on which a prepayment of the Debt is to be made pursuant to Section 2.4 hereof, which shall be no earlier than thirty (30) days after the date of such Prepayment Notice and no later than sixty (60) days after the date of such Prepayment Notice; provided that if such proposed prepayment date is not a Monthly Payment Date, Borrower shall pay any interest, and, if applicable, principal due under the Note through and including the next occurring Monthly Payment Date. Borrower may revoke any such written notice, provided that if so revoked, Borrower shall promptly upon demand pay any and all out-of-pocket costs and expenses of Lender (including, without limitation, reasonable attorneys’ fees and costs) associated with such Prepayment Notice.

“Prescribed Laws” shall mean, collectively, (i) Patriot Act, (ii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (iii) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et seq., and (iv) all other Legal Requirements relating to money laundering or terrorism.

“Property” shall mean the parcel of real property described in the Mortgage, the Improvements now or hereafter erected or installed thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, all as more particularly described in the Granting Clauses of the Mortgage.

“Qualified Lease” means either: (A) the original Lease Sweep Lease, as extended in accordance with (i) the express renewal option set forth in such Lease Sweep Lease and, with respect to which, the terms of such renewal are on market terms with respect to, among other things, base rent, additional rent and recoveries and tenant improvement allowances, as reasonably determined by Lender or (ii) a modification of the Lease Sweep Lease approved by Lender, or (B) a replacement Lease (i) with an initial term of at least five (5) years; (ii) with base rent equal to or greater than Sixteen Dollars ($16) per square foot; (iii) entered into in accordance with this Agreement, including, without limitation, Section 4.11.2 hereof; and (iv) on market terms with respect to, among other things, additional rent and recoveries and tenant improvement allowances.

“Qualified Manager” (i) Tower Realty Partners, Inc., a Florida corporation, (ii) so long as Borrower is Controlled by Guarantor, a property management company owned and/or Controlled by Guarantor or (iii) an Unaffiliated Qualified Manager.

“Qualified Transferee” shall mean a transferee for whom, prior to the Transfer, Lender shall have received: (x) evidence that the proposed transferee (1) has never been indicted or convicted of, or pled guilty or no contest to, a felony, (2) has never been indicted or convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List, (3) has never been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding and (4) has no material outstanding judgments against such proposed transferee and (y) if the proposed transferee will obtain Control of or obtain a direct or indirect interest of ten percent (10%) or more in Borrower as a result of such proposed transfer, a credit check against such proposed transferee that is reasonably acceptable to Lender.

“Rating Agencies” shall mean any nationally-recognized statistical rating organization (e.g. Standard & Poor’s Ratings Services, Moody’s Investor Service, Inc., Fitch, Inc., DBRS, Inc. or any successor thereto) that has been or will be engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. In the event that, at any given time, no Rating Agency has elected to consider whether to grant or withhold such an affirmation or reaffirmation with respect to such event, then the term Rating Agency Confirmation shall be deemed instead to require the written reasonable approval of Lender based on its good faith determination of whether the Rating Agencies would issue a Rating Agency Confirmation, provided that the foregoing shall be inapplicable in any case in which Lender has an independent approval right in respect of the matter at issue pursuant to the terms of this Agreement.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean all rents, rent equivalents, “additional rent” (i.e. pass-throughs for operating expenses, real estate tax escalations and/or real estate tax pass-throughs, payments by Tenants on account of electrical consumption, porters’ wage escalations, condenser water charges and tap-in fees, freight elevator and HVAC overtime charges, charges for excessive rubbish removal and other sundry charges), moneys payable as damages (including payments by reason of the rejection of a Lease in a bankruptcy proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager or any of their respective agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower, Manager or any of their respective agents or employees, and Insurance Proceeds, if any, from business interruption or other loss of income insurance, but only to the extent such Insurance Proceeds are treated as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f) hereof.

“Repayment Date” shall mean the date of a defeasance or prepayment (as applicable) of the Loan pursuant to the provisions of Section 2.4 hereof.

“Reserve Funds” shall mean, collectively, all funds deposited by Borrower with Lender or Deposit Bank pursuant to Article 6 of this Agreement, including, but not limited to, the Capital Expenditure Funds, the Insurance Funds, the Tax Funds, the Required Repair Funds, the Casualty and Condemnation Funds, the Cash Collateral Funds, the Lease Sweep Funds and the Rollover Funds.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restoration DSCR” shall mean, as of any date of determination, the ratio of (a) the Underwritten Net Cash Flow of the Property, based on Rents in place (annualized and including rental loss insurance proceeds) and expenses on a pro forma basis, to (b) an amount equal to twelve (12) times the Monthly Debt Service Payment Amount.

“Restricted Party” shall mean, collectively Borrower, SPC Party, REIT, Guarantor and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, direct or indirect legal or beneficial owner who Controls Borrower, SPC Party, REIT, Guarantor, any Affiliated Manager or any non-member manager of Borrower or SPC Party.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sedgwick” shall mean Sedgwick Claims Management Service, Inc., an Illinois corporation.

“Sedgwick Subleased Space” shall mean twenty-six thousand seven hundred fifty-one (26,751) square feet of the demised premises under the Iowa College Lease being subleased to Sedgwick under the current sublease or any extension or replacement sublease of the Sedgwick Subleased Space.

“State” shall mean Florida.

“Stated Maturity Date” shall mean December 6, 2024.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Property and insuring the Lien of the Mortgage.

“Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Repayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Maturity Date. (In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.)

“TRIPRA” shall mean the Terrorism Risk Insurance Program Reauthorization Act of 2002 or any extension, renewal or replacement thereof.

“Trigger Period” shall commence upon the occurrence of (i) an Event of Default, (ii) the commencement of a Low Debt Service Period, or (iii) the commencement of a Lease Sweep Period; and shall end if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the Event of Default commencing the Trigger Period has been cured and such cure has been accepted by Lender (and no other Event of Default is then continuing), (B) with respect to a Trigger Period continuing due to clause (ii), the Low Debt Service Period has ended pursuant to the terms hereof or (C) with respect to a Trigger Period continuing due to clause (iii), such Lease Sweep Period has ended pursuant to the terms hereof (and no other Lease Sweep Period is then continuing).

“Trustee” shall mean any trustee holding the Loan in a Securitization.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State (with respect to fixtures), the State of New York or the state in which any of the Cash Management Accounts are located, as the case may be.

“Unaffiliated Qualified Manager” shall mean an unaffiliated property manager of the Property that (A) is a reputable, nationally or regionally recognized management company having at least five (5) years’ experience in the management of similar type properties, (B) at the time of its engagement as property manager has leasable square footage of the same property type as the Property equal to the lesser of one million (1,000,000) leasable square feet and five (5) times the leasable square feet of the Property and (C) is not the subject of a bankruptcy or similar insolvency proceeding.

“Underwritten Net Cash Flow” shall mean, as of the end of any calendar quarter for which Underwritten Net Cash Flow is determined (or such other date for which Underwritten Net Cash Flow is determined) the excess of: (a) the sum of: (i) annualized actual in place base rents and monthly recoveries received by Borrower under bona fide Leases at the Property with Tenants in occupancy, including the Permitted Dark Space, open for business and paying full, unabated rent as of the date of such calculation and actual percentage rents received by Borrower under such Leases for the twelve (12) months preceding such calculation; plus (ii) for the twelve (12) month period preceding the month in which such Underwritten Net Cash Flow is calculated, actual net cash flow receipts received by Borrower from other sources at the Property to the extent such receipts are recurring in nature and properly included as Operating Income for such twelve (12) month calculation period; over (b) for the twelve (12) month period preceding the month in which such Underwritten Net Cash Flow is calculated, Operating Expenses over such twelve months, in each case adjusted to reflect Lender’s reasonable and consistently applied determination of: (i) a vacancy factor equal to the greatest of (A) the market vacancy rate (as determined by Lender in its reasonable discretion) for similar properties in the commercial business district or market area in which the Property is located, (B) the actual vacancy rate at the Property, and (C) five percent (5%) of Operating Income; (ii) a reduction of above market rents at the Property to market rents as determined by Lender; (iii) subtraction of (A) an amount for management fees equal to the greater of (1) a four percent (4%) of Operating Income and (2)

the management fees actually paid under the Management Agreement, (B) an imputed capital improvement requirement amount equal Two-Tenths of One Dollar ($0.20) per rentable square foot at the Property per annum (regardless of whether a reserve therefor is required hereunder or the amount of such reserve), and (C) an imputed tenant improvement and leasing commission requirement amount equal to One Dollar ($1) per rentable square foot at the Property per annum (regardless of whether a reserve therefor is required hereunder or the amount of such reserve); (iv) exclusion of (X) amounts representing non-recurring items and (Y) amounts received from Tenants not currently in occupancy and paying full, unabated rent, from Tenants affiliated with Borrower or Guarantor, from Tenants in default or in bankruptcy and from Tenants under month-to-month Leases or Leases where the term is about to expire; and (v) such other adjustments deemed necessary by Lender based upon Lender’s reasonable underwriting criteria and Lender’s reasonable determination of Rating Agency underwriting and evaluation criteria. With respect to Rents under clause (a)(i) above, notwithstanding any provisions above to the contrary, Borrower and Lender agree that the Rent paid by ICA for any Permitted Dark Space (which may not be increased or substituted for in any manner) is and will be included as Operating Income. Lender’s calculation of Underwritten Net Cash Flow shall be final absent manifest error.

“U.S. Obligations” shall mean securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (ii) United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(ii), neither of which are subject to prepayment, call or early redemption.

“Yield Maintenance Amount” shall mean the present value, as of the Repayment Date, of the remaining scheduled payments of principal and interest from the Repayment Date through the Stated Maturity Date (including any balloon payment) determined by discounting such payments at the Discount Rate, less the amount of principal being prepaid on the Repayment Date.

Section 1.2 Index of Other Definitions. The following terms are defined in the sections or Loan Documents as indicated below:

“Acceptable Blanket Policy” - 5.1.1(c)

“Accounts” - 6.1

“Act” - Schedule V

“Agreement” - Introductory Paragraph

“Applicable Taxes” - 10.24

“Approved Annual Budget” - 4.9.5

“Approved Extraordinary Operating Expense” - 4.9.6

“Available Cash” - 6.12.1

“Borrower” - Introductory Paragraph

“Borrower’s Recourse Liabilities” - 10.1

“Capital Expenditure Account” - 6.5.1

“Capital Expenditure Funds” - 6.5.1

“Cash Collateral Account” - 6.1

“Cash Collateral Funds” - 6.11

“Cash Management Accounts” - 6.13

“Casualty” - 5.2

“Casualty and Condemnation Account” - 6.10

“Casualty and Condemnation Funds” - 6.10

“Casualty Consultant” - 5.4(b)(iii)

“Casualty Retainage” - 5.4(b)(iv)

“Clearing Account” - 6.1

“Condemnation Proceeds” - 5.4(b)

“Debt Service Account” - Cash Management Agreement

“Defeasance Collateral” - 2.4.2(a)(iii)

“Defeasance Lockout Expiration Date” - 2.4.2(a)

“Defeasance Security Agreement” - 2.4.2(a)(iii)

“Disclosure Document” - 9.2(a)

“Easements” - 3.1.11

“Equipment” - Mortgage

“ERISA” - 4.26

“Event of Default” - 8.1

“Extraordinary Operating Expense” - 4.9.6

“ICA” - Definition of Existing Dark Space

“Improvements” - Mortgage

“Indemnified Liabilities” - 4.25

“Initial Interest Period” - 2.3.1

“Insurance Account” - 6.4.1

“Insurance Funds” - 6.4.1

“Insurance Premiums” - 5.1.1(b)

“Insurance Proceeds” - 5.4(b)

“Interest Period” - 2.3.2

“Lease Sweep Account” - 6.7.1

“Lease Sweep Funds” - 6.7.1

“Lease Termination Payments” - 6.7.1(b)(i)

“Lender” - Introductory Paragraph

“Monthly Interest Payment Amount” - 2.3.1

“Net Proceeds” - 5.4(b)

“Net Proceeds Deficiency” - 5.4(b)(vi)

“Note” - 2.1.3

“Notice” - 10.6

“OFAC” - 3.1.30

“Permitted Indebtedness” - 4.18

“Permitted Investments” - Cash Management Agreement

“Permitted Transfer” - 7.2

“PML” - 5.1.1(a)

“Policies” - 5.1.1(b)

“Qualified Carrier” - 5.1.1(i)

“REIT” - 7.2(h)(i)

“Release Date” - 2.4.2(a)(i)

“Remaining Rent Abatement Amount” - Definition of Occupancy Conditions

“Required Records” - 4.9.7

“Required Repairs Account” - 6.2.1

“Required Repairs Funds” - 6.2.1

“Required Repairs” - 6.2.1

“Review Waiver” - 10.3(b)

“Rollover Account” - 6.6.1(a)

“Rollover Funds” - 6.6.1(a)

“SPC Party” - Schedule V

“Secondary Market Transaction” - 9.1(a)

“Securities” - 9.1(a)

“Securitization” - 9.1(a)

“Servicer” - 10.21

“Servicing Agreement” - 10.21

“Special Purpose Bankruptcy Remote Entity” - Schedule V

“Springing Recourse Event” - 10.1

“Successor Borrower” - 2.4.2(b)

“Tax Account” - 6.3.1

“Tax Funds” - 6.3.1

“Transfer” - 4.2

“Transfer and Assumption” - 7.1

“Transferee Borrower” - 7.1

“Unpaid Landlord Obligations Amount” - Definition of Occupancy Conditions

“Unpaid TILC Obligation Amount” - Definition of Occupancy Conditions

“Updated Information” - 9.1(b)(i)

Section 1.3 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision hereof or thereof. When used in this Agreement or any other Loan Document, the word “including” shall mean “including but not limited to”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2

THE LOAN

Section 2.1 The Loan.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note. The Loan shall be evidenced by that certain Promissory Note of even date herewith, in the stated principal amount of the Loan executed by Borrower and payable to the order of Lender in evidence of the Loan (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note”) and shall be repaid in accordance with the terms of this Agreement, the Note and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use proceeds of the Loan to (i) acquire the Property and/or pay and discharge any existing loans relating to the Property, (ii) pay all past-due Taxes, Insurance Premiums and Other Charges, if any, in respect of the Property, (iii) make initial deposits of the Reserve Funds, (iv) pay costs and expenses incurred in connection with the closing of the Loan and the purchase of the Property, and (v) to the extent any proceeds remain after satisfying clauses (i) through (iv) above, for such lawful purpose as Borrower shall designate.

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Interest on the Outstanding Principal Balance shall accrue throughout the Term at the Interest Rate.

2.2.2 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent not prohibited by applicable law, all other portions of the Debt, shall accrue interest at the Default Rate, calculated from the date such payment was due or such Default shall have occurred without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Lender shall elect, to the extent not prohibited by applicable law.

2.2.3 Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (A) the actual number of days elapsed in the period for which the calculation is being made by (B) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate expressed as an annual rate divided by 360) by (C) the Outstanding Principal Balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period immediately prior to such Monthly Payment Date.

2.2.4 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the Outstanding Principal Balance at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Interest Rate shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3 Loan Payments.

2.3.1 Payments. On the date hereof, Borrower shall pay interest on the unpaid Outstanding Principal Balance from the Closing Date through and including December 5, 2014 (the “Initial Interest Period”). On January 6, 2015 and each Monthly Payment Date thereafter through and including the Monthly Payment Date immediately preceding the Amortization Commencement Date, Borrower shall make a payment of interest on the Outstanding Principal Balance accrued at the Interest Rate during the Interest Period immediately preceding such Monthly Payment Date (the “Monthly Interest Payment Amount”). On the Amortization Commencement Date and each Monthly Payment Date thereafter during the Term, Borrower shall make a payment of principal and interest equal to the Monthly Debt Service Payment Amount. The Monthly Debt Service Payment Amount shall be applied first to accrued and unpaid interest and the balance to the Outstanding Principal Balance. Borrower shall also pay to Lender all amounts required in respect of Reserve Funds as set forth in Article 6 hereof.

2.3.2 Payments Generally. After the Initial Interest Period, each interest accrual period thereafter (each, an “Interest Period”) shall commence on the sixth (6th) day of each calendar month during the Term and shall end on and include the fifth (5th) day of the next occurring calendar month. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. Lender shall have the right from time to time, in its sole discretion, upon not less than ten (10) days prior written notice to Borrower, to change the Monthly Payment Date to a different calendar day (which shall not be earlier than the sixth (6th) calendar day of the month) and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change; provided, however, that if Lender shall have elected to change the Monthly Payment Date as aforesaid, Lender shall have the option, but not the obligation, to adjust the Interest Period accordingly. With respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (other than the Outstanding Principal Balance due and payable on the Maturity Date) is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by law.

2.3.5 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m.,

New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or at such other place as Lender shall from time to time designate, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

(c) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.4 Prepayments.

2.4.1 Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Stated Maturity Date.

2.4.2 Defeasance.

(a) Conditions to Defeasance. Provided no Event of Default has occurred and is continuing, at any time after the date which is the earlier of: (A) two (2) years after the “startup day,” within the meaning of Section 860G(a)(9) of the Code, of the final “real estate mortgage investment conduit,” established within the meaning of Section 860D of the Code, that holds any note that evidences all or any portion of the Loan or (B) three (3) years after the date hereof (the “Defeasance Lockout Expiration Date”), Borrower may cause the release of the Property (in whole but not in part) from the Lien of the Mortgage and the other Loan Documents upon the satisfaction of the following conditions:

(i) not less than thirty (30) days prior written notice shall be given to Lender specifying a date (the “Release Date”) on which the Defeasance Collateral is to be delivered, such Release Date to occur only on a Monthly Payment Date;

(ii) all accrued and unpaid interest and all other sums due under the Note and under the other Loan Documents up to the Release Date, including, without limitation, all reasonable costs and expenses incurred by Lender or its agents in connection with such release (including, without limitation, the reasonable fees and expenses incurred by attorneys and accountants in connection with the review of the proposed Defeasance Collateral and the preparation of the Defeasance Security Agreement and related documentation), shall be paid in full on or prior to the Release Date; and

(iii) Borrower shall deliver to Lender on or prior to the Release Date:

(A) an amount equal to that which is sufficient to purchase U.S. Obligations that provide for payments (1) on or prior to, but as close as possible to and including, all successive scheduled Monthly Payment Dates after the Release Date through the Open Prepayment Date, and (2) in amounts equal to or greater than the Monthly Debt Service Payment Amount through and including the Open

Prepayment Date together with payment in full of the Outstanding Principal Balance as of the Open Prepayment Date (the “Defeasance Collateral”), each of which shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance wholly satisfactory to Lender (including, without limitation, such instruments as may be required by the depository institution holding such securities to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to create a first priority security interest therein in favor of the Lender in conformity with all applicable state and federal laws governing granting of such security interests;

(B) a pledge and security agreement, in form and substance satisfactory to Lender in its sole discretion, creating a first priority security interest in favor of Lender in the Defeasance Collateral (the “Defeasance Security Agreement”), which shall provide, among other things, that any payments generated by the Defeasance Collateral shall be paid directly to Lender and applied by Lender in satisfaction of all amounts then due and payable hereunder and any excess received by Lender from the Defeasance Collateral over the amounts payable by Borrower hereunder or under the Note shall be refunded to Borrower promptly after each Monthly Payment Date;

(C) a certificate of Borrower certifying that all of the requirements set forth in this Section 2.4.2 have been satisfied;

(D) an opinion of counsel for Borrower in form and substance and delivered by counsel satisfactory to Lender in its sole discretion stating, among other things, that (1) Lender has a perfected first priority security interest in the Defeasance Collateral and that the Defeasance Security Agreement is enforceable against Borrower in accordance with its terms; and (2) that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such defeasance;

(E) at Lender’s request, a Rating Agency Confirmation from each applicable Rating Agency or each such Rating Agency as is required by Lender;

(F) a certificate from a firm of independent public accountants acceptable to Lender certifying that the Defeasance Collateral is sufficient to satisfy the provisions of Section 2.4.2(a)(iii)(A) above;

(G) such other certificates, documents or instruments as Lender may reasonably require; and

(H) in connection with the conditions set forth above in this Section 2.4.2(a)(iii), Borrower hereby appoints Lender as its agent and attorney in fact for the purpose of using the amounts delivered pursuant to Section 2.4.2(a)(iii)(A) above to purchase the Defeasance Collateral.

(b) Successor Borrower. Upon the defeasance of the Loan under this Section 2.4.2, Borrower may, or at the option of Lender shall, assign all of its Obligations, together with the pledged Defeasance Collateral, to a successor entity designated by Lender in its sole discretion or, at the option of Lender, designated by Borrower and approved by Lender (in each case, the “Successor Borrower”). Lender shall have the right to establish or designate the Successor Borrower and to purchase, or cause to be purchased, the Defeasance Collateral, which rights may be exercised in Lender’s sole discretion and shall be retained by the Lender named herein notwithstanding the transfer or securitization of the Loan. Such successor entity shall execute an assumption agreement in form and substance satisfactory to Lender in its sole discretion pursuant to which it shall assume Borrower’s Obligations and the Defeasance Security Agreement. As conditions to such assignment and assumption, Borrower shall (i) deliver to Lender an opinion of counsel in form and substance and delivered by counsel satisfactory to Lender in its sole discretion stating, among other things, that such assumption agreement is enforceable against Borrower and such successor entity in accordance with its terms and that the Note, the Defeasance Security Agreement and the other Loan Documents, as so assumed, are enforceable against such successor entity in accordance with their respective terms, and (ii) pay all reasonable costs and expenses incurred by Lender or its agents in connection with such assignment and assumption (including, without limitation, the review of the proposed transferee and the preparation of the assumption agreement and related documentation). Additionally, Borrower shall pay all reasonable costs and expenses incurred by Successor Borrower, including reasonable attorneys’ fees and expenses, incurred in connection therewith. Upon such assumption, Borrower and Guarantor shall be relieved of their respective Obligations hereunder, under the other Loan Documents and under the Defeasance Security Agreement other than those Obligations which are specifically intended to survive the termination, satisfaction or assignment of this Agreement or the exercise of Lender’s rights and remedies hereunder.

(c) Appointment as Attorney in Fact. Upon the defeasance of the Loan in accordance with clauses (a) and (b) of this Section 2.4.2, Borrower shall have no further right to prepay the Note pursuant to the other provisions of this Section 2.4.2 or otherwise. In connection with the conditions set forth in this Section 2.4.2, Borrower hereby appoints Lender as its agent and attorney-in-fact for the purpose of purchasing the Defeasance Collateral with funds provided by Borrower. Borrower shall pay any and all expenses incurred in the purchase of the Defeasance Collateral and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of this Section 2.4.2.

2.4.3 Open Prepayment. Notwithstanding anything to the contrary contained herein, and provided that Borrower shall deliver to Lender a Prepayment Notice, Borrower may prepay the entire principal balance of the Note and any other amounts outstanding under the Note, this Agreement, or any of the other Loan Documents, without payment of the Prepayment Fee or any other prepayment premium, penalty or fee, on any Business Day on or after the Open Prepayment Date. If such prepayment is not made on a Monthly Payment Date, Borrower shall also pay interest that would have accrued on the principal balance of the Note to, but not including, the next Monthly Payment Date.

2.4.4 Mandatory Prepayments. If Lender is not obligated to make Net Proceeds available to Borrower for Restoration, on the next occurring Monthly Payment Date following the date on which (a) Lender actually receives any Net Proceeds, and (b) Lender has determined that such Net Proceeds shall be applied against the Debt, Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the Debt in an amount equal to one hundred percent (100%) of such Net Proceeds. Except during an Event of Default, such Net Proceeds shall be applied by Lender as follows in the following order of priority: First, to all amounts (other than principal and interest) then due and payable under the Loan Documents, including any costs and expenses of Lender in connection with such prepayment); Second; accrued and unpaid interest at the Interest Rate; and Third, to principal. Notwithstanding anything herein to the contrary, so long as no monetary Event of Default is continuing, no Prepayment Fee or any other prepayment premium, penalty or fee shall be due in connection with any prepayment made pursuant to this Section 2.4.4. Any partial principal prepayment under this Section 2.4.4 shall be applied to the last payments of principal due under the Loan.

2.4.5 Prepayments After Default. If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower and accepted by Lender or is otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be deemed to be a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof, and Borrower shall pay, as part of the Debt, all of: (i) all accrued interest at the Interest Rate and, if such tender and acceptance is not made on a Monthly Payment Date, interest that would have accrued on the Debt to, but not including, the next Monthly Payment Date, and (ii) an amount equal to the Prepayment Fee.

Section 2.5 Release of Property.

2.5.1 Release Upon Defeasance. If Borrower has elected to defease the Note and the requirements of Section 2.4.2 have been satisfied, the Property shall be released from the Lien of the Mortgage and the other Loan Documents, and the Defeasance Collateral pledged pursuant to the Defeasance Security Agreement shall constitute the only collateral which shall secure the Note and all other Obligations. In connection with the release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Release Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and contain standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgage, including Lender’s reasonable attorneys’ fees. Borrower, pursuant to the Defeasance Security Agreement, shall authorize and direct that the payments received from Defeasance Collateral be made directly to Lender and applied to satisfy the Obligations, including payment in full of the Outstanding Principal Balance as of the Open Prepayment Date.

2.5.2 Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance with the terms and provisions of the Loan Documents, release the Lien of the Mortgage. In connection with the release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Repayment Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and contain standard provisions protecting the rights of the releasing lender. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgage, including Lender’s reasonable attorneys’ fees.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Borrower Representations. Borrower represents and warrants that, except to the extent (if any) disclosed on Schedule IV hereto with reference to a specific subsection of this Section 3.1 as of the date hereof:

3.1.1 Organization; Special Purpose. Each of Borrower and each SPC Party is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in the jurisdiction in which the Property is located and in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby. Each of Borrower and each SPC Party is a Special Purpose Bankruptcy Remote Entity.

3.1.2 Proceedings; Enforceability. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, any SPC Party or Guarantor including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and none of Borrower, any SPC Party or Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.3 No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any Lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).

3.1.4 Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s Knowledge, threatened against Borrower, any SPC Party, Guarantor, the Manager or the Property in any court or by or before any other Governmental Authority which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

3.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have a Material Adverse Effect. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would reasonably be expected to have a Material Adverse Effect. To Borrower’s Knowledge, Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound. Other than the Leases and the Management Agreement, Borrower is not a party to any agreement requiring payments by Borrower in excess of Fifty Thousand Dollars ($50,000) in the aggregate or with a term of one year or more (unless cancellable on thirty (30) days or less notice without the payment of termination fees or payments of any kind).

3.1.6 Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.

3.1.7 Property; Title.

(a) Borrower has good, marketable and insurable title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected Lien on Borrower’s interest in the Property, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. There are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Property which are or may be Liens prior to, or equal or coordinate with, the Lien of the Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by the Mortgage and this Agreement, (b) materially and adversely affect the value of the Property, (c) impair the use or operations of the Property (as currently used), or (d) impair Borrower’s ability to pay its Obligations in a timely manner.

(b) All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgage, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy.

(c) The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.

(d) No Condemnation or other proceeding has been commenced or, to Borrower’s Knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

(e) There are no pending, or to Borrower’s Knowledge proposed, special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

3.1.8 ERISA; No Plan Assets. As of the date hereof and throughout the Term (i) Borrower, Guarantor and the ERISA Affiliates do not sponsor, are not obligated to contribute to, and are not themselves an “employee benefit plan,” as defined in Section 3(3) of ERISA or Section 4975 of the Code, (ii) none of the assets of Borrower or Guarantor constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified in operation by Section 3(42) of ERISA, (iii) Borrower and Guarantor are not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower or Guarantor are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the date hereof, neither Borrower, nor any ERISA Affiliate maintains, sponsors or contributes to or has any obligations with respect to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA). Borrower has not engaged in any transaction in connection with which it could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.

3.1.9 Compliance. Except as may be described in that certain Zoning and Site Requirements Summary, dated as of October 31, 2014, prepared by The Planning & Zoning Resource Corporation, to Borrower’s Knowledge, Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. On the Closing Date, the Improvements at the Property were in material compliance with applicable law. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. To Borrower’s Knowledge, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal use, occupancy and operation of the Property have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

3.1.10 Financial Information. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects as of the date of such reports, (ii) accurately represent in all material respects the financial condition of the Property as of the date of such reports, and (iii) have been prepared in accordance with the Approved Accounting Method throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and would reasonably be expected to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.

3.1.11 Easements; Utilities and Public Access. Except as may be set forth in the Survey, to Borrower’s Knowledge, all easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder. To Borrower’s Knowledge, the Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. To Borrower’s Knowledge, all public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid irrevocable easement. To Borrower’s Knowledge, all roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

3.1.12 Insurance. Borrower has obtained and has delivered to Lender original or certified copies of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.13 Flood Zone. Except as may be set forth in the Survey, to the Borrower’s Knowledge, none of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a) hereof is in full force and effect with respect to the Property.

3.1.14 Physical Condition. Except as may be expressly set forth in the Physical Conditions Report, to Borrower’s Knowledge, the Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects (ordinary wear and tear excepted); to Borrower’s Knowledge there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.15 Boundaries. Except as shown on the Survey, to Borrower’s Knowledge, all of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the Improvements, so as to have a Material Adverse Effect.

3.1.16 Leases. The Property is not subject to any leases other than the Leases described in the rent roll attached hereto as Schedule I and made a part hereof, which rent roll is true, complete and accurate in all respects as of the Closing Date. The copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. To Borrower’s Knowledge, the current Leases are in full force and effect and there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. No Rent has been paid more than one (1) month in advance of its due date. All security deposits are held by Borrower in accordance with applicable law. All work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant. To Borrower’s Knowledge, each Tenant under a Major Lease is free from bankruptcy or reorganization proceedings. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is outstanding. To Borrower’s Knowledge, no Tenant listed on Schedule I has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. No Tenant under any Lease has any right or option for additional space in the Improvements.

3.1.17 Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by Borrower. Borrower’s tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.18 No Fraudulent Transfer. Borrower (i) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) received reasonably equivalent value in exchange for its Obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is, and immediately following the making of the Loan, will be, greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower). No petition in bankruptcy has been filed against Borrower or to Borrower’s Knowledge any of Borrower GP, Guarantor or REIT, and neither Borrower nor to Borrower’s Knowledge any of Borrower GP, Guarantor or REIT has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor to Borrower’s Knowledge any of Borrower GP, Guarantor or REIT are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or Borrower GP, Guarantor or REIT.

3.1.19 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.20 Organizational Chart. The organizational chart attached as Schedule III, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof. No Person other than those Persons shown on Schedule III have any ownership interest in, or right of control, directly or indirectly, in Borrower.

3.1.21 Organizational Status. Borrower’s exact legal name, organizational type (e.g., corporation, limited liability company), the jurisdiction in which Borrower is organized, Borrower’s Tax I.D. number and Borrower’s Organizational I.D. number are set forth on the organizational chart attached hereto as Schedule III.

3.1.22 Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.23 No Casualty. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

3.1.24 Purchase Options. Neither the Property nor any part thereof are subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of third parties.

3.1.25 FIRPTA. Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

3.1.26 Investment Company Act. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.27 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading in any material respect. There is no material fact presently known to Borrower which has not been disclosed to Lender which has or could reasonably be expected to have a Material Adverse Effect.

3.1.28 Operations Agreements. Each Operations Agreement is in full force and effect and neither Borrower nor, to Borrower’s Knowledge, any other party to any Operations Agreement, is in default thereunder, and to Borrower’s Knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder.

3.1.29 Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

3.1.30 Compliance with Prescribed Laws. None of Borrower or any Person who Controls Borrower currently is identified by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or otherwise qualifies as a Embargoed Person, and Borrower has implemented procedures to ensure that no Person who now or hereafter owns a direct or indirect equity interest in Borrower is an Embargoed Person or is Controlled by an Embargoed Person. Borrower is not in violation of any Prescribed Laws.

3.1.31 Use of Property. The Property is used exclusively as an office building and other appurtenant and related uses.

Section 3.2 Survival of Representations. The representations and warranties set forth in Section 3.1 and elsewhere in this Agreement and the other Loan Documents shall (i) survive until the Obligations have been paid and performed in full and (ii) be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 4

BORROWER COVENANTS

Until the end of the Term, Borrower hereby covenants and agrees with Lender that:

Section 4.1 Payment and Performance of Obligations. Borrower shall pay and otherwise perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents.

Section 4.2 Due on Sale and Encumbrance; Transfers of Interests. Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners and members, as applicable, and principals of Borrower in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property. Therefore, without the prior written consent of Lender, but, in each instance, subject to the provisions of Article 7, neither Borrower nor SPC Party nor any other Person having a direct or indirect ownership or beneficial interest in Borrower or SPC Party shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer the Property or any part thereof, or any interest, direct or indirect, in Borrower or any SPC Party, whether voluntarily or involuntarily (a “Transfer”). A Transfer within the meaning of this Section 4.2 shall be deemed to include (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower for the leasing of all or a substantial part of the Property for any purpose other than the actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if Borrower, Guarantor or any general partner, managing member or controlling shareholder of Borrower or Guarantor is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock; (iv) if Borrower, SPC Party, any Guarantor or any general partner, managing member or controlling shareholder of Borrower, SPC Party, or any Guarantor is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venturer or member; (v) if the Manager is an Affiliate of the Borrower, the ownership, management or control of Manager is transferred; and (vi) any pledge, hypothecation, assignment, transfer or other encumbrance of any direct or indirect ownership interest in Borrower or any SPC Party.

Section 4.3 Liens. Borrower shall not create, incur, assume or permit to exist any Lien on any direct or indirect interest in Borrower or any SPC Party, or any portion of the Property, except for the Permitted Encumbrances and Permitted Transfers. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Liens, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Liens, together with all costs, interest and penalties which may be payable in connection therewith; (v) to insure the payment of such Liens, Borrower shall deliver to Lender either (A) cash, or other security as may be approved by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount or (B) a payment and performance bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Lender in its reasonable discretion, (vi) failure to pay such Liens will not subject Lender to any civil or criminal liability, (vii) such contest shall not affect the ownership, use or occupancy of the Property, and (viii) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (vii) of this Section 4.3. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

Section 4.4 Special Purpose. Without in any way limiting the provisions of this Article 4, each of Borrower and each SPC Party shall at all times be a Special Purpose Bankruptcy Remote Entity. Neither Borrower nor any SPC Party shall directly or indirectly make any change, amendment or modification to its or such SPC Party’s organizational documents, or otherwise take any action which could result in Borrower or any SPC Party not being a Special Purpose Bankruptcy Remote Entity.

Section 4.5 Existence; Compliance with Legal Requirements. Each of Borrower and each SPC Party shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all rights, licenses, permits, franchises and all applicable governmental authorizations necessary for the operation of the Property and comply with all Legal Requirements applicable to it and the Property.

Section 4.6 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied, assessed or imposed prior to delinquency without payment of any penalties, and shall furnish to Lender receipts for the payment of the Taxes and the Other Charges (provided, however, that Borrower need not pay Taxes directly nor furnish such receipts for payment of Taxes to the extent that funds to pay for such Taxes have been deposited into the Tax Account pursuant to Section 6.3). Borrower shall not permit or suffer, and shall promptly discharge, any Lien or charge against the Property with respect to Taxes and Other Charges, and shall promptly pay for all utility services provided to the Property. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the Property; (vi) Borrower shall deposit with Lender cash, or other security as may be approved by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, (vii) failure to pay such Taxes or Other Charges will not subject Lender to any civil or criminal liability, (viii) such contest shall not affect the ownership, use or occupancy of the Property, and (ix) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (viii) of this Section 4.6. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

Section 4.7 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened in writing against the Property, Borrower, any SPC Party, Manager or Guarantor which might materially adversely affect the Property or Borrower’s, such SPC Party’s, Manager’s or Guarantor’s condition (financial or otherwise) or business (including Borrower’s ability to perform its Obligations hereunder or under the other Loan Documents).

Section 4.8 Title to the Property. Borrower shall warrant and defend (a) its title to the Property and every part thereof, subject only to Permitted Encumbrances and (b) the validity and priority of the Liens of the Mortgage, the Assignment of Leases and this Agreement on the Property, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Lender shall give Borrower notice of any claims made against Lender or Lender’s interest in the Property and Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

Section 4.9 Financial Reporting.

4.9.1 Generally. Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with the Approved Accounting Method, reflecting the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time during normal business hours upon reasonable notice to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire. After an Event of Default, Borrower shall pay any costs incurred by Lender to examine such books, records and accounts, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

4.9.2 Quarterly Reports. Not later than forty-five (45) days following the end of each fiscal quarter, Borrower shall deliver to Lender:

(i) unaudited financial statements, internally prepared in accordance with GAAP including a balance sheet and profit and loss statement as of the end of such quarter and for the corresponding quarter of the previous year, and a statement of revenues and expenses for such quarter and the year to date, and a comparison of the year to date results with (i) the results for the same period of the previous year, (ii) the results that had been projected by Borrower for such period and (iii) the Annual Budget for such period and the Fiscal Year. Such statements for each quarter shall be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of Borrower, (B) that as of the date of such Officer’s Certificate, no Event of Default exists under this Agreement, the Note or any other Loan Document or, if so, specifying the nature and status of each such Event of Default and the action then being taken by Borrower or proposed to be taken to remedy such Event of Default and (C) the amount by which actual Operating Expenses were greater than or less than the Operating Expenses anticipated in the applicable Annual Budget. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof; and

(ii) a true, correct and complete rent roll for the Property, dated as of the last month of such fiscal quarter, showing the percentage of gross leasable area of the Property, if any, leased as of the last day of the preceding calendar quarter, the current annual rent for the Property, the expiration date of each Lease, whether to Borrower’s Knowledge any portion of the Property has been sublet, and if it has, the name of the subtenant, and such rent roll shall be accompanied by an Officer’s Certificate certifying that such rent roll is true, correct and complete in all material respects as of its date and stating whether Borrower, within the past three (3) months, has issued a notice of default with respect to any Lease which has not been cured and the nature of such default.

4.9.3 Annual Reports. Borrower shall deliver to Lender:

(i) Not later than ninety (90) days after the end of each Fiscal Year of Borrower’s operations, financial statements prepared by an independent certified public accountant in accordance with the Approved Accounting Method, covering the Property, including a balance sheet as of the end of such year, a statement of revenues and expenses for such year and the fourth quarter thereof, and stating in comparative form the figures for the previous Fiscal Year and the Annual Budget for such Fiscal Year, as well as the supplemental schedule of net income or loss presenting the net income or loss for the Property and occupancy statistics for the Property, and copies of all federal income tax returns to be filed. Such annual financial statements shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(i) above; and

(ii) Not later than ninety (90) days after the end of each Fiscal Year of Borrower’s operations, an annual summary of any and all Capital Expenditures made at the Property during the prior twelve (12) month period.

4.9.4 Other Reports.

(a) Borrower shall deliver to Lender, within ten (10) Business Days of the receipt thereof by Borrower, a copy of all reports prepared by Manager pursuant to the Management Agreement, including, without limitation, the Annual Budget and any inspection reports.

(b) Borrower shall, within ten (10) Business Days after request by Lender or, if all or part of the Loan is being or has been included in a Securitization, by the Rating Agencies, furnish or cause to be furnished to Lender and, if applicable, the Rating Agencies, in such manner and in such detail as may be reasonably requested by Lender or the Rating Agencies, such reasonable additional information as may be reasonably requested with respect to the Property.

(c) Borrower shall furnish or cause to be furnished to Lender, upon request, any financial data or financial statements prepared by or on behalf of a Tenant under any Lease Sweep Lease, to the extent such financial data or statements were actually delivered to Borrower.

4.9.5 Annual Budget. Borrower shall submit to Lender by November 1 of each year the Annual Budget for the succeeding Fiscal Year. During the continuance of a Trigger Period, Lender shall have the right to approve each Annual Budget (which approval shall not be unreasonably withheld so long as no Event of Default is continuing). Annual Budgets delivered to Lender (other than during the continuance of a Trigger Period) or approved by Lender during the continuance of a Trigger Period) shall hereinafter be referred to as an “Approved Annual Budget”. During the continuance of a Trigger Period, until such time that any Annual Budget has been approved by Lender, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by Lender to reflect actual increases in Taxes, Insurance Premiums and utilities expenses). To the extent Lender has approval rights over an Annual Budget pursuant to this Section 4.9.5, neither Borrower nor Manager shall change or modify the Annual Budget that has been approved by Lender without the prior written consent of Lender. During the continuance of a Trigger Period, Lender may require Borrower, on a quarterly basis, to furnish to Lender for approval (which approval shall not be unreasonably withheld provided no Event of Default exists) an updated Annual Budget.

4.9.6 Extraordinary Operating Expenses. During the continuance of a Trigger Period, in the event that Borrower incurs an extraordinary operating expense not set forth in the Approved Annual Budget (each an “Extraordinary Operating Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Operating Expense for Lender’s approval. Any Extraordinary Operating Expense approved by Lender is referred to herein as an “Approved Extraordinary Operating Expense”. Any Funds distributed to Borrower for the payment of Approved Extraordinary Operating Expenses pursuant to Section 6.12.1 shall be used by Borrower only to pay for such Approved Extraordinary Operating Expenses or reimburse Borrower for such Approved Extraordinary Operating Expenses, as applicable.

Section 4.10 Access to Property. Borrower shall permit agents, representatives, consultants and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance written notice. Lender or its agents, representatives, consultants and employees as part of any inspection may take soil, air, water, building material and other samples from the Property, subject to the rights of Tenants under Leases.

Section 4.11 Leases.

4.11.1 Generally. Upon request, Borrower shall furnish Lender with executed copies of all Leases then in effect. All renewals of Leases and all proposed leases shall provide for rental rates and terms comparable to existing local market rates and shall be arm’s length transactions with bona fide, independent third-party Tenants. Within ten (10) days after the execution of a Lease or any renewals, amendments or modification of a Lease, Borrower shall deliver to Lender a copy thereof, together with Borrower’s certification that such Lease (or such renewal, amendment or modification) was entered into in accordance with the terms of this Agreement.

4.11.2 Approvals.

(a) Any Lease and any renewals, amendments or modification of a Lease (provided such Lease or Lease renewal, amendment or modification is not a Major Lease (or a renewal, amendment or modification to a Major Lease) that meets the following requirements may be entered into by Borrower without Lender’s prior consent: (i) is a Qualified Lease, (ii)

with respect to a Lease that is not a Qualified Lease, provides for economic terms, including rental rates, comparable to existing local market rates for similar properties, (iii) with respect to a Lease that is not a Qualified Lease, has a term (together with all extension and renewal options) of not less than three (3) years or more than ten (10) years, (iv) unless a subordination, non-disturbance and attornment agreement is delivered pursuant to this Section 4.11.2, provides that such Lease is subordinate to the Mortgage and the Assignment of Leases and that the Tenant thereunder will attorn to Lender and any purchaser at a foreclosure sale, (v) is with Tenants that are creditworthy, (vi) is not with an Affiliate of Borrower or any Guarantor, and (vii) does not contain any option to purchase, any right of first refusal to purchase, any right of Tenant to terminate (except if such termination right is triggered by the destruction or condemnation of substantially all of the Property) or any other terms which would materially adversely affect the Lien priority of the Mortgage or the enforcement of Lender’s rights under the Loan Documents. All other Leases (including Major Leases) and all renewals, amendments and modifications thereof executed after the date hereof shall be subject to Lender’s prior approval.

(b) Borrower shall not permit or consent to any assignment or sublease of any Major Lease without Lender’s prior written approval (other than assignments or subleases expressly permitted under any Major Lease pursuant to a unilateral right of the Tenant thereunder not requiring the consent of Borrower). Lender, at Borrower’s sole cost and expense, shall execute and deliver its standard form of subordination, non-disturbance and attornment agreement to Tenants under any future Major Lease approved by Lender upon request, with such commercially reasonable changes as may be requested by such Tenants and which are acceptable to Lender.

(c) Borrower shall have the right, without the consent or approval of Lender, to terminate or accept a surrender of any Lease that is not a Major Lease so long as such termination or surrender is (i) by reason of a tenant default and (ii) in a commercially reasonable manner to preserve and protect the Property.

(d) Notwithstanding anything to the contrary contained in this Section 4.11.2, provided no Event of Default is continuing, whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.11.2, Lender’s consent shall be deemed given if:

(i) the first correspondence from Borrower to Lender requesting such approval or consent is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT. FAILURE TO RESPOND TO THIS REQUEST WITHIN SEVEN (7) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by the information and documents required above, and any other information reasonably requested by Lender in writing prior to the expiration of such seven (7) Business Day period in order to adequately review the same has been delivered; and

(ii) if Lender fails to respond or to deny such request for approval in writing within the first ten (10) Business Days of such twenty (20) Business Day period, a second notice requesting approval is delivered to Lender from Borrower in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN SEVEN (7) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to provide a substantive response to such request for approval within such seven (7) Business Day period.

4.11.3 Covenants. Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not terminate or accept a surrender of a Major Lease without Lender’s prior approval; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (v) shall not alter, modify or change any Lease so as to reduce the amount of rent, change the payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the Tenant or increase the obligations of the lessor. Upon request, Borrower shall furnish Lender with executed copies of all Leases. Borrower shall promptly send copies to Lender of all written notices of material default which Borrower shall receive under the Leases.

4.11.4 Security Deposits. All security deposits of Tenants, whether held in cash or any other form, shall be held in compliance with all Legal Requirements, shall not be commingled with any other funds of Borrower. During the continuance of an Event of Default, Borrower shall, upon Lender’s request, if permitted by applicable Legal Requirements, cause all such security deposits (and any interest theretofore earned thereon) to be transferred into the Deposit Account (which shall then be held by Deposit Bank in a separate Account), which shall be held by Deposit Bank subject to the terms of the Leases. Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements (i) shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as herein above described, (ii) shall be issued by an institution reasonably satisfactory to Lender, (iii) shall, if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender), and (iv) shall in all respects comply with any applicable Legal Requirements and otherwise be satisfactory to Lender. Borrower shall, upon request, provide Lender with evidence satisfactory to Lender of Borrower’s compliance with the foregoing.

Section 4.12 Repairs; Maintenance and Compliance; Alterations.

4.12.1 Repairs; Maintenance and Compliance. Borrower shall at all times maintain, preserve and protect all franchises and trade names, and Borrower shall cause the Property to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 4.12.2 below and normal replacement of Equipment with Equipment of equivalent value and functionality). Borrower shall promptly comply with all Legal Requirements and immediately cure properly any violation of a Legal Requirement. Borrower shall notify Lender in writing within one (1) Business Day after Borrower first receives notice of any such non-compliance. Borrower shall promptly repair, replace or rebuild any part of the Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.

4.12.2 Alterations. Borrower may, without Lender’s consent, perform alterations to the Improvements and Equipment which (i) do not constitute a Material Alteration, (ii) do not adversely affect Borrower’s financial condition or the value or net operating income of the Property and (iii) are in the ordinary course of Borrower’s business. Borrower shall not perform any Material Alteration without Lender’s prior written consent, not to be unreasonably withheld. Lender may, as a condition to giving its consent to a Material Alteration, require that Borrower deliver to Lender security for payment of the cost of such Material Alteration and as additional security for Borrower’s Obligations under the Loan Documents, which security may be any of the following: (i) cash, (ii) U.S. Obligations, or (iii) other securities acceptable to Lender, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same, or (v) a completion bond. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold, and Lender may apply such security from time to time at the option of Lender to pay for such alterations. Upon substantial completion of any Material Alteration, Borrower shall provide evidence satisfactory to Lender that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements, (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens, and (iii) all material licenses and permits necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. If Borrower has provided cash security, as provided above, such cash shall be released by Lender to fund such Material Alterations, and if Borrower has provided non-cash security, as provided above, except to the extent applied by Lender to fund such Material Alterations, Lender shall release and return such security upon Borrower’s satisfaction of the requirements of the preceding sentence.

Section 4.13 Property Management.

4.13.1 No Management Agreement. Borrower (a) is not, as of the date hereof, party to any agreement relating to the management or operation of the Property and (b) shall not enter into any other agreement relating to the management or operation of the Property with any Person (other than a Qualified Manager) without the express consent of Lender, which consent shall not be unreasonably withheld; provided, however, such consent may be conditioned upon Borrower delivering a Rating Agency Confirmation from each applicable rating agency as to such new property manager and management agreement. If at any time Lender consents to the appointment of a new property manager, such new property manager and Borrower shall, as a condition of Lender’s consent, execute (i) a management agreement in form and substance reasonably acceptable to Lender, and (ii) a subordination of management agreement in form and substance reasonably acceptable to Lender.

4.13.2 Appointment or Replacement Manager. Lender shall have the right to require Borrower to appoint or replace a property manager with (x) a Qualified Manager selected by

Borrower or (y) another property manager chosen by Borrower and approved by Lender (provided, that such approval may be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new property manager and management agreement): (i) at any time during the continuance of an Event of Default or (ii) if a property manager has been appointed during an Event of Default and (A) such Manager shall be in default under its Management Agreement beyond any applicable notice and cure period, (B) such Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, or (C) such Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds.

4.13.3 Appointed Manager. In the event that a Manager is appointed pursuant to Section 4.13.2 above:

(a) Borrower shall (i) cause Manager to manage the Property in accordance with the Management Agreement, (ii) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (iii) promptly notify Lender of any material default under the Management Agreement of which it is aware, (iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement, and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed.

(b) Borrower shall not (i) surrender, terminate, cancel, modify, renew or extend the Management Agreement, (ii) enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, (iii) consent to the assignment by Manager of its interest under the Management Agreement, or (iv) waive or release any of its rights and remedies under the Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld; provided, however, with respect to a new property manager such consent may be conditioned upon Borrower delivering a Rating Agency Confirmation from each applicable rating agency as to such new property manager and management agreement. Notwithstanding the foregoing, however, provided no Event of Default is continuing, the approval of Lender and the Rating Agencies shall not be required with respect to the appointment of a Qualified Manager. If at any time Lender consents to the appointment of a new property manager or a Qualified Manager is appointed, such new property manager (including a Qualified Manager) and Borrower shall, as a condition of Lender’s consent, execute (i) a management agreement in form and substance reasonably acceptable to Lender, and (ii) a subordination of management agreement in a form reasonably acceptable to Lender.

(c) Lender shall have the right to require Borrower to replace the Manager with (x) an Unaffiliated Qualified Manager selected by Borrower or (y) another property manager chosen by Borrower and approved by Lender (provided, that such approval may be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new property manager and management agreement) upon the occurrence of any one or more of the following events: (i) at any time during the continuance of an Event of Default, (ii) if at any time the Debt Service Coverage Ratio falls below 1.10:1.00, as determined by Lender, (iii) if Manager shall be in default under the Management Agreement beyond any applicable notice and cure period, (iv) if Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, or (v) if at any time the Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds.

Section 4.14 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b) cure any defects in the execution and delivery of the Loan Documents and execute and deliver, or cause to be executed and delivered, to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to correct any omissions in the Loan Documents, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations, as Lender may reasonably require; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender may reasonably require from time to time.

Section 4.15 Estoppel Statement.

(a) After request by Lender, Borrower shall within five (5) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the Outstanding Principal Balance of the Note, (ii) the Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment and performance of the Obligations, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall deliver to Lender, upon request, an estoppel certificate from each Tenant under any Lease (provided that Borrower shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease) in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificates more frequently than once in any calendar year, provided no Event of Default has occurred and is continuing.

Section 4.16 Notice of Default. Borrower shall promptly advise Lender of the occurrence of any Default or Event of Default of which Borrower has knowledge.

Section 4.17 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 4.18 Indebtedness. Borrower shall not directly or indirectly create, incur or assume any indebtedness other than (i) the Debt and (ii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property, which in the case of such unsecured trade payables (A) are not evidenced by a note, (B) do not exceed, at any time, a maximum aggregate amount of two percent (2%) of the original amount of the Outstanding Principal Balance and (C) are paid within sixty (60) days of the date incurred (collectively, “Permitted Indebtedness”).

Section 4.19 Business and Operations. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

Section 4.20 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt in excess of Five Thousand Dollars ($5,000) (other than the termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

Section 4.21 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

Section 4.22 Principal Place of Business. Borrower shall not change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days prior written notice.

Section 4.23 Change of Name, Identity or Structure. Borrower shall not change Borrower’s name, identity (including its trade name or names) or type of entity without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and without first obtaining the prior written consent of Lender. Borrower shall deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

Section 4.24 Costs and Expenses.

(a) Except as otherwise expressed herein or in any of the other Loan Documents, Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements (except to the extent expressly set forth in Section 10.21(a) hereof); (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (except to the extent expressly set forth in Section 10.21(a) hereof); (iii) the negotiation, preparation, execution and delivery of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iv) filing and recording of any Loan Documents; (v) title insurance, surveys, inspections and appraisals; (vi) the creation, perfection or protection of Lender’s Liens in the Property and the Accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan; (viii) fees charged by Servicer (except to the extent expressly set forth in Section 10.21) or, if a Securitization has occurred, the Rating Agencies in connection with the Loan or any modification thereof; and (ix) enforcing any Obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings (including fees and expenses for title and lien searches, intangible taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

(b) In addition, in connection with any Rating Agency Confirmation, Review Waiver or other Rating Agency consent, approval or review requested or required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the reasonable costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

(c) Any costs and expenses due and payable by Borrower hereunder which are not paid by Borrower within ten (10) days after demand may be paid from any amounts in the Deposit Account, with notice thereof to Borrower. The obligations and liabilities of Borrower under this Section 4.24 shall (i) become part of the Obligations, (ii) be secured by the Loan Documents and (iii) survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

Section 4.25 Indemnity. Borrower shall indemnify, defend and hold harmless Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions,

judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its Obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of Borrower, or contained in any documentation approved by Borrower; (iv) ownership of the Mortgage, the Property or any interest therein, or receipt of any Rents; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (viii) any failure of the Property to comply with any Legal Requirement; (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Lender with respect thereto; and (x) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

Section 4.26 ERISA.

(a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender or any assignee, of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code.

(b) Borrower’s covenant in clause (a) above is based on the assumption that no portion of the assets used by Lender in connection with the transactions contemplated under this Agreement and the other Loan Documents constitutes assets of a “benefit plan investor” as defined in Section 3(42) of ERISA and with respect to which Borrower is a party in interest (as defined in Section 3(14) of ERISA) or a disqualified person (as defined in Section 4975 of the Code), unless the conditions of an available prohibited transaction exemption are satisfied.

(c) Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Welfare Plan or permit the assets of Borrower to become “plan assets,” within the meaning of 29 C.F.R. 2510.3-101, as modified in application by Section 3(42) of ERISA.

(d) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its sole discretion, that (A) Borrower and Guarantor are not and do not maintain an “employee benefit plan” as defined in Section 3(32) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower and Guarantor are not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) the assets of Borrower and Guarantor do not constitute “plan assets” within the meaning of 29 C.F.R §2510.3-101 as modified in application by Section 3(42) of ERISA of any “benefit plan investor” as defined in Section 3(42) of ERISA.

Section 4.27 Compliance with Prescribed Laws. Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the list maintained by OFAC and accessible through the OFAC website) that prohibits or limits any lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by any lender at any time to enable any lender to verify Borrower’s identity or to comply with Prescribed Laws. In addition, Borrower hereby agrees to provide to Lender any additional information that Lender deems necessary from time to time in order to ensure compliance with Prescribed Laws.

Section 4.28 Approval of Material Agreements. Other than (i) Leases, (ii) the Management Agreement or (iii) agreements related to any Material Alternations or Restoration, each entered into in accordance with this Agreement, Borrower shall not without Lender’s prior written consent enter into any agreement requiring payments by Borrower in excess of Fifty Thousand Dollars ($50,000) in the aggregate or with a term of one year or more (unless cancellable on thirty (30) days or less notice without the payment of termination fees or payments of any kind).

ARTICLE 5

INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1 Insurance.

5.1.1 Insurance Policies.

(a) Borrower, at its sole cost and expense, shall obtain and maintain during the entire Term, or cause to be maintained, insurance policies for Borrower and the Property providing at least the following coverages:

(i) Casualty insurance against loss or damage by fire, lightning and such other perils as are included in a standard “special form” policy (formerly known as an “all-risk” endorsement policy), and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy, with no exclusion for damage or destruction caused by the acts of “Terrorists” (as defined by TRIPRA) (or, subject to Section 5.1.1(i) below, standalone coverage with respect thereto) riot and civil commotion, vandalism, malicious mischief, burglary and theft (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; and (C) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, and compensating for loss of value or property resulting from operation of law and the cost of demolition and the increased cost of construction in amounts as required by Lender. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the Outstanding Principal Balance or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or such greater amount as Lender shall require; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender (provided that Lender shall not require earthquake insurance unless the Property is located in an area with a high degree of seismic activity and a Probable Maximum Loss (“PML”) of greater than twenty percent (20%)), provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) commercial general liability insurance, including a broad form comprehensive general liability endorsement and coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form and containing minimum limits per occurrence of One Million and 00/100 Dollars ($1,000,000.00), with an aggregate limit per policy year, excluding umbrella coverage, of not less than Two Million and 00/100 Dollars ($2,000,000.00); (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) Property and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) contractual liability for all legal contracts to the extent the same is available;

(iii) rental loss and/or business income interruption insurance (A) with dual party endorsement; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above and Section 5.1.1(h) below; (C) covering a period of restoration of twelve (12) months, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Gross Revenue from the Property for a period of twelve (12) months. The amount of such loss of rents and/or business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the Gross Revenue from the Property for the succeeding twelve (12) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the Obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its Obligations to pay the Debt on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above-mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with limits which are required from time to time by Lender in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) excess liability insurance on terms consistent with the commercial general liability insurance required under subsection (ii) above and in the amount of Twenty Five Million Dollars ($25,000,000) for so long as the general liability policy has a “per location” aggregate subject to a Ten Million Dollars ($10,000,000) aggregate cap. Lender reserves the right to amend the umbrella or excess liability insurance requirement annually at renewal of the policy, should the number of properties insured on the program ever increase materially beyond the approximately 16 locations insured on the general liability policy on the Loan Closing Date. Should the Property ever be insured on a general liability policy with an uncapped “per location” aggregate or on a policy by itself, the required umbrella limit will be Four Million Dollars ($4,000,000);

(viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are required from time to time by Lender;

(ix) windstorm insurance in an amount equal to the Outstanding Principal Balance or such lesser amount as agreed to by Lender in writing;

(x) if applicable, insurance against employee dishonesty in an amount not less than one (1) month of Gross Revenue from the Property and with a deductible not greater than Twenty Five Thousand Dollars ($25,000); and

(xi) upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Property located in or around the region in which the Property is located.

(b) All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the approval of Lender as to form and substance, including insurance companies, amounts, deductibles, loss payees and insureds. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies (and, upon the written request of Lender, copies of such Policies) accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a) (any such blanket policy, an “Acceptable Blanket Policy”).

(d) All Policies of insurance provided for or contemplated by Section 5.1.1(a), except for the Policy referenced in Section 5.1.1(a)(v), shall name Borrower as the insured and Lender and its successors and/or assigns as mortgagee and loss payee, as its interests may appear, and in the case of property damage, boiler and machinery, terrorism, windstorm, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender unless below the threshold for Borrower to handle such claim without Lender intervention as provided in Section 5.2 below. Additionally, if Borrower obtains property insurance coverage in addition to or in excess of that required by Section 5.1.1(a)(i), then such insurance policies shall also contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(v) and (a)(viii), shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured (other than in the case of non-payment in which case only ten days prior notice, or the shortest time allowed by applicable Legal Requirement (whichever is longer), will be required) and shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice;

(iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and

(iv) the issuers thereof shall give notice to Lender if the Policies have not been renewed ten (10) days prior to its expiration; and

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.

(g) In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(h) The property insurance, public liability insurance and rental loss and/or business interruption insurance required under Sections 5.1.1(a)(i), (ii) and (iii) above shall cover perils of terrorism and acts of terrorism (or at least not specifically exclude same) and Borrower shall maintain property insurance, public liability insurance and rental loss and/or business interruption insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 5.1.1(a)(i), (ii), and (iii) above (or at least not specifically excluding same) at all times during the term of the Loan.

(i) Notwithstanding anything in subsection (a)(i) or (h) above to the contrary, Borrower shall be required to obtain and maintain coverage in its property insurance Policy (or by a separate Policy) against loss or damage by terrorist acts in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Property; provided that such coverage is available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by subsection (a)(i) above, Borrower shall, nevertheless be required to obtain coverage for terrorism (as standalone coverage) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Property plus the rental loss and/or business interruption coverage under clause (a)(iii) above; provided that such coverage is available. Borrower shall obtain the coverage required under this clause (i) from a carrier which otherwise satisfies the rating criteria specified in Section 5.1.2 below (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrower shall obtain such coverage from the highest rated insurance company providing such coverage.

5.1.2 Insurance Company. All Policies required pursuant to Section 5.1.1: (i) shall be issued by companies authorized to do business in the state where the Property is located, with (1) a financial strength and claims paying ability rating of “A-” or better by S&P, and (2) a rating of “A:X” or better in the current Best’s Insurance Reports; (ii) shall, with respect to all property insurance policies, name Lender and its successors and/or assigns as their interest may appear as the lender and mortgagee; (iii) shall, with respect to all property insurance policies and rental loss and/or business interruption insurance policies, contain a Standard Mortgagee Clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the person to whom all payments made by such insurance company shall be paid; (iv) shall, with respect to all liability policies, name Lender and its successors and/or assigns as an additional insured; (v) shall contain a waiver of subrogation against Lender; (vi) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest including endorsements providing (A) that neither Borrower, Lender nor any other party shall be a co-insurer under said Policies, (B) that Lender shall receive at least thirty (30) days prior written notice of any modification, reduction or cancellation, and (C) for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of the Property, but in no event in excess of an amount reasonably acceptable to Lender; and (vii) shall be satisfactory in form and substance to Lender and shall be approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. No insurance policy required hereunder shall include any so called “terrorist exclusion” or similar exclusion or exception to insurance coverage relating to the acts of terrorist groups or individuals; provided that, for so long TRIPRA is in effect, Lender shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. In addition to the insurance coverages described in Section 5.1.1 above, Borrower shall obtain such other insurance as may from time to time be reasonably required by Lender in order to protect its interests. Certified copies of the Policies shall be delivered to Lender at the address below (or to such other address or Person as Lender shall designate from time to time by notice to Borrower) on the date hereof with respect to the current Policies and within thirty (30) days after the effective date thereof with respect to all renewal Policies:

PILLAR MULTIFAMILY, LLC

330 Madison Avenue, 8th Floor

New York, New York 10017

Attn: Ryan Supple

Borrower shall pay the Insurance Premiums annually in advance as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower shall not be required to pay such Insurance Premiums nor furnish such evidence of payment to Lender in the event that the amounts required to pay such Insurance Premiums have been deposited into the Insurance Account pursuant to Section 6.4 hereof). Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices.

Section 5.2 Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, Borrower, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve any final settlement) (i) if an Event of Default is continuing or (ii) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than One

Million Dollars ($1,000,000) and Borrower shall deliver to Lender all instruments required by Lender to permit such participation. Except as set forth in the foregoing sentence, any Insurance Proceeds in connection with any Casualty (whether or not Lender elects to settle and adjust the claim or Borrower settles such claim) shall be due and payable solely to Lender and held by Lender in accordance with the terms of this Agreement. In the event Borrower or any party other than Lender is a payee on any check representing Insurance Proceeds with respect to any Casualty, Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Lender. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse any such check payable to the order of Lender. Borrower hereby releases Lender from any and all liability with respect to the settlement and adjustment by Lender of any claims in respect of any Casualty.

Section 5.3 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any portion of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.4, whether or not an Award is available to pay the costs of such Restoration. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 5.4 Restoration. The following provisions shall apply in connection with the Restoration:

(a) If the Net Proceeds shall be less than the Net Proceeds Threshold and provided no Event of Default is continuing, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 5.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than the Net Proceeds Threshold, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 5.4. The term

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 5.1.1 (a)(i), (iv), and (vi) and Section 5.1.1(h) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration upon the determination of Lender, in its sole discretion, that the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and less than fifteen percent (15%) of the leasable square footage and less than fifteen percent (15%) of the fair market value of the Improvements is taken;

(C) Leases demising in the aggregate a percentage amount equal to or greater than seventy-five percent (75%) of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be;

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs, subject to delays due to obtaining necessary permits and licenses for such Restoration) and shall diligently pursue the same to satisfactory completion;

(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 5.1.1(a)(iii), if applicable, or (3) by other funds of Borrower;

(F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) the date six (6) months prior to the Stated Maturity Date, (2) the earliest date required for such completion under the terms of any Lease, (3) such time as may be required under applicable Legal Requirements or (4) six (6) months prior to the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii);

(G) [intentionally omitted];

(H) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(I) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(J) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements;

(K) Lender shall be satisfied that the fair market value and cash flow from the Property after the Restoration will not be less than the fair market value and cash flow immediately prior to the Casualty or Condemnation, as applicable;

(L) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender; and

(M) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration.

(ii) The Net Proceeds shall be held by Lender in the Casualty and Condemnation Account and, until disbursed in accordance with the provisions of this Section 5.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to the prior approval of Lender and an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to the approval of Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been fifty percent (50%) completed and then reduce the Casualty Retainage to five percent (5%) until the Restoration is completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (i) the Casualty Consultant certifies to Lender that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, (ii) the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and (iii) Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the Lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender (for deposit into the Casualty and Condemnation Account) before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be deposited by Lender into the Casualty and Condemnation Account and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.4(b) shall constitute additional security for the Obligations.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, including the provisions of this Section 5.4, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage following a Casualty or Condemnation (but taking into account any proposed Restoration of the remaining Property), the ratio of the unpaid principal balance of the Loan to the value of the remaining Property is greater than one hundred twenty-five percent (125%) (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property or going concern value, if any), the Outstanding Principal Balance must be paid down by an amount equal to the least of the following amounts: (i) the net Award (after payment of Lender’s costs and expenses and any other fees and expenses that have been approved by Lender) or the net Insurance Proceeds (after payment of Lender’s costs and expenses and any other fees and expenses that have been approved by Lender), as the case may be, or (ii) a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Lender receives an opinion of counsel that if such amount is not paid, the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage. If and to the extent the preceding sentence applies, only such amount of the net Award or net Insurance Proceeds (as applicable), if any, in excess of the amount required to pay down the principal balance of the Loan may be released for purposes of Restoration or released to Borrower as otherwise expressly provided in this Section 5.4.

(d) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.4 hereof toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion. Additionally, throughout the term of the Loan if an Event of Default is continuing, then Borrower shall pay to Lender, with respect to any payment of the Debt pursuant to this Section 5.4(d), an additional amount equal to the Prepayment Fee; provided, however, that if an Event of Default is not continuing, then no Prepayment Fee shall be payable.

(e) In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(f) Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance company makes a payment under a property insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance company as to the purpose of such payment, as between Lender and Borrower, such payment shall not be treated as business or rental interruption Insurance Proceeds unless Borrower has demonstrated to Lender’s satisfaction that the remaining Net Proceeds that have been received from the property insurance companies are sufficient to pay one hundred percent (100%) of the cost of the Restoration or, if such Net Proceeds are to be applied to repay the Obligations in accordance with the terms hereof, that such remaining Net Proceeds will be sufficient to satisfy the Obligations in full.

ARTICLE 6

CASH MANAGEMENT AND RESERVE FUNDS

Section 6.1 Cash Management Arrangements. Borrower shall cause all Rents (i) to be transmitted directly by non-residential Tenants of the Property into a trust account (the “Clearing Account”) established and maintained by Borrower at the Clearing Bank as more fully described in the Clearing Account Agreement. Without in any way limiting the foregoing, if Borrower or Manager receive any Gross Revenue from the Property, then (i) such amounts shall be deemed to be collateral for the Obligations and shall be held in trust for the benefit, and as the property, of Lender, (ii) such amounts shall not be commingled with any other funds or property of Borrower or Manager, and (iii) Borrower or Manager shall deposit such amounts in the Clearing Account within two (2) Business Days of receipt. Funds deposited into the Clearing Account shall be swept by the Clearing Bank on a daily basis into Borrower’s operating account at the Clearing Bank, unless a Trigger Period is continuing, in which event such funds shall be swept on a daily basis into the Deposit Account and applied and disbursed in accordance with this Agreement and the Cash Management Agreement. Funds in the Deposit Account shall be invested in Permitted Investments, as more particularly set forth in the Cash Management Agreement. Lender may also establish subaccounts of the Deposit Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Accounts”). The Deposit Account and all other Accounts will be under the sole control and dominion of Lender, and Borrower shall have no right of withdrawal therefrom. Borrower shall pay for all expenses of opening and maintaining all of the above accounts.

Section 6.2 Required Repairs Funds.

6.2.1 Deposit of Required Repairs Funds. Borrower shall perform the repairs and other work at the Property as set forth on Schedule II (such repairs and other work hereinafter referred to as “Required Repairs”) and shall complete each of the Required Repairs on or before the respective deadline for each repair as set forth on Schedule II. On the Closing Date, Borrower shall deposit with or on behalf of Lender the amount set forth on such Schedule II as the estimated cost to complete the Required Repairs multiplied by one hundred twenty-five percent (125%) (the “Required Repairs Funds”), which Required Repairs Funds shall be transferred by Deposit Bank into an Account (the “Required Repairs Account”).

6.2.2 Release of Required Repairs Funds. Provided no Event of Default is continuing, Lender shall direct Servicer to disburse Required Repairs Funds to Borrower out of the Required Repairs Account, within twenty (20) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least Ten Thousand Dollars ($10,000) (or a lesser amount if the total amount in the Required Repairs Account is less than Ten Thousand Dollars ($10,000), in which case only one disbursement of the amount remaining in the account shall be made), accompanied by the following items (which items shall be in form and substance satisfactory to Lender): (i) an Officer’s Certificate (A) stating that the Required Repairs (or relevant portion thereof) to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (B) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (D) stating that the Required Repairs (or relevant portion thereof) to be funded have not been the subject of a previous disbursement, (E) stating that all previous disbursements of Required Repair Funds have been used to pay the previously identified Required Repairs, and (F) stating that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full other than any applicable retention amount, (ii) as to any completed Required Repair a copy of any license, permit or other approval by any Governmental Authority required, if any, in connection with the Required Repairs and not previously delivered to Lender, (iii) copies of appropriate lien waivers (or conditional lien waivers) or other evidence of payment satisfactory to Lender, (iv) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (v) such other evidence as Lender shall reasonably request to demonstrate that the Required Repairs to be funded by the requested disbursement have been completed (or completed to the extent of the requested payment) and are paid for or will be paid upon such disbursement to Borrower. Upon Borrower’s completion of all Required Repairs in accordance with this Section 6.2, Lender shall direct Servicer to release any remaining Required Repairs Funds, if any, in the Required Repairs Account to Borrower.

Section 6.3 Tax Funds.

6.3.1 Deposits of Tax Funds. Borrower shall deposit with Lender (i) on the Closing Date, an initial deposit and (ii) on each Monthly Payment Date, an amount equal to one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months, in order to accumulate sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, which amounts shall be transferred into an Account (the “Tax Account”). Amounts deposited from time to time into the Tax Account pursuant to this Section 6.3.1 are referred to herein as the “Tax Funds”. If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the

Taxes; provided, that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will deposit with or on behalf of Lender such amount within one (1) Business Day after its receipt of such notice.

6.3.2 Release of Tax Funds. Provided that the Debt has not been accelerated following any Event of Default, Lender shall direct Servicer to apply Tax Funds in the Tax Account to payments of Taxes. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes and provided that no Trigger Period exists, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining in the Tax Account after the Obligations have been paid in full shall be returned to Borrower.

Section 6.4 Insurance Funds.

6.4.1 Deposits of Insurance Funds. Borrower shall deposit with or on behalf of Lender (i) on the Closing Date, an initial deposit, and (ii) on each Monthly Payment Date, an amount equal to one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof, in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies, which amounts shall be transferred into an Account established at Deposit Bank to hold such funds (the “Insurance Account”). Amounts deposited from time to time into the Insurance Account pursuant to this Section 6.4.1 are referred to herein as the “Insurance Funds”. If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.

6.4.2 Release of Insurance Funds. Provided that the Debt has not been accelerated following any Event of Default, Lender shall direct Servicer to apply Insurance Funds in the Insurance Account to the timely payment of Insurance Premiums, provided Borrower shall furnish Lender with all bills, invoices and statements for the Insurance Premiums for which such funds are required at least thirty (30) days prior to the date on which such charges first become payable. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums and provided that no Trigger Period exists, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining in the Insurance Account after the Obligations have been paid in full shall be returned to Borrower.

6.4.3 Acceptable Blanket Policy. Notwithstanding anything to the contrary contained in Section 6.4.1, in the event that an Acceptable Blanket Policy is in effect with respect to the Policies required pursuant to Section 5.1, deposits into the Insurance Account required under for Insurance Premiums pursuant to Section 6.4.1 above shall be suspended to the extent that

Insurance Premiums relate to such Acceptable Blanket Policy. As of the date hereof, an Acceptable Blanket Policy is in effect with respect to the Policies required as of the Closing Date pursuant to Section 5.1.

Section 6.5 Capital Expenditure Funds.

6.5.1 Deposits of Capital Expenditure Funds. Borrower shall deposit with or on behalf of Lender on each Monthly Payment Date, the amount of Two Thousand Seventy-Five Dollars ($2,075), for annual Capital Expenditures, which amounts shall be transferred into an Account (the “Capital Expenditure Account”). Amounts deposited from time to time into the Capital Expenditure Account pursuant to this Section 6.5.1 are referred to herein as the “Capital Expenditure Funds”. If Lender provides an updated Physical Conditions Report (which Lender may not do more than once a calendar year), and such updated Physical Conditions Report states that Capital Expenditures are required which exceed the monies in the Capital Expenditure Account, Lender may reassess its estimate of the amount necessary for Capital Expenditures from time to time and may require Borrower to increase the monthly deposits required pursuant to this Section 6.5.1 upon thirty (30) days’ notice to Borrower.

6.5.2 Release of Capital Expenditure Funds. Provided no Event of Default is continuing, Lender shall direct Servicer to disburse Capital Expenditure Funds to Borrower out of the Capital Expenditure Account, within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least Ten Thousand Dollars ($10,000) (or a lesser amount if the total amount in the Capital Expenditure Account is less than Ten Thousand Dollars ($10,000), in which case only one disbursement of the amount remaining in the account shall be made) provided that: (i) such disbursement is for an Approved Capital Expenditure; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Approved Capital Expenditures, and a description thereof, (2) stating that all Approved Capital Expenditures to be funded by the requested disbursement have been completed (or completed to the extent of the requested disbursement) in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) stating that the Approved Capital Expenditures (or the relevant portions thereof) to be funded from the disbursement in question have not been the subject of a previous disbursement, (4) stating that all previous disbursements of Capital Expenditure Funds have been used to pay the previously identified Approved Capital Expenditures, and (5) stating that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (B) a copy of any license, permit or other approval required by any Governmental Authority in connection with the Approved Capital Expenditures and not previously delivered to Lender, (C) copies of appropriate lien waivers, conditional lien waivers, or other evidence of payment satisfactory to Lender, (D) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, and (E) such other evidence as Lender shall reasonably request to demonstrate that the Approved Capital Expenditures to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrower) and (iii) if such disbursement request is for Twenty Thousand Dollars ($20,000) or more, Lender shall have (if it desires) verified (by an inspection conducted at Borrower’s expense) performance of the work associated with such Approved Capital Expenditure.

Section 6.6 Rollover Funds.

6.6.1 Deposits of Rollover Funds.

(a) Borrower shall deposit with or on behalf of Lender on each Monthly Payment Date the sum of Ten Thousand Three Hundred Seventy-Five Dollars ($10,375), for tenant improvements and leasing commissions that may be incurred following the date hereof, which amounts shall be transferred into an Account (the “Rollover Account”). Upon the Iowa College Lease Rollover Reserve Trigger Event, the monthly deposit shall be increased by Five Hundred Thousand Dollars ($500,000) per annum to a monthly amount of Fifty-Two Thousand Forty-One and 67/100 Dollars ($52,041.67). Amounts deposited from time to time into the Rollover Account pursuant to this Section 6.6.1 are referred to herein as the “Rollover Funds”.

(b) In addition to the required monthly deposits set forth in subsection (a) above, the following items shall be deposited into the Rollover Account and held as Rollover Funds and shall be disbursed and released as set forth in Section 6.6.2 below, and Borrower shall advise Lender at the time of receipt thereof of the nature of such receipt so that Lender shall have sufficient time to instruct the Deposit Bank to deposit and hold such amounts in the Rollover Account pursuant to the Cash Management Agreement:

(i) Other than Lease Sweep Lease Termination Payments (which shall be deposited into the Lease Sweep Account in accordance with Section 6.7.1 hereof), all sums paid with respect to (A) a modification of any Lease or otherwise paid in connection with Borrower taking any action under any Lease (e.g., granting a consent) or waiving any provision thereof, (B) any settlement of claims of Borrower against third parties in connection with any Lease, (C) any rejection, termination, surrender or cancellation of any Lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any Tenant (including any payment relating to unamortized tenant improvements and/or leasing commissions) (collectively, “Lease Termination Payments”), and (D) any sum received from any Tenant to obtain a consent to an assignment or sublet or otherwise, or any holdover rents or use and occupancy fees from any Tenant or former Tenant (to the extent not being paid for use and occupancy or holdover rent); and

(ii) Any other extraordinary event pursuant to which Borrower receives payments or income (in whatever form) derived from or generated by the use, ownership or operation of the Property not otherwise covered by this Agreement or the Cash Management Agreement.

6.6.2 Release of Rollover Funds. Provided no Event of Default is continuing, Lender shall direct Servicer to disburse Rollover Funds to Borrower out of the Rollover Account, within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least Ten Thousand Dollars ($10,000) provided that: (i) such disbursement is for an Approved Leasing Expense; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Approved Leasing Expenses, and a description thereof,

(2) stating that any tenant improvements at the Property to be funded by the requested disbursement (or the relevant portion thereof as to which such request for funds relates) have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) stating that the Approved Leasing Expenses (or the relevant portions thereof) to be funded from the disbursement in question have not been the subject of a previous disbursement, (4) stating that all previous disbursements of Rollover Funds have been used to pay the previously identified Approved Leasing Expenses, and (5) stating that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (B) a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements and not previously delivered to Lender, (C) copies of appropriate lien waivers, conditional lien waivers or other evidence of payment satisfactory to Lender, (D) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (E) if requested by Lender, with respect to disbursements from the Rollover Account for tenant improvement costs, a current Tenant estoppel certificate in form and substance acceptable to Lender, and (F) such other evidence as Lender shall reasonably request to demonstrate that the Approved Leasing Expenses to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrower).

Section 6.7 Lease Sweep Funds.

6.7.1 Deposit of Lease Sweep Funds.

(a) On each Monthly Payment Date during a Lease Sweep Period, all Available Cash shall be paid to Lender, which amounts shall be transferred by Lender into an Account (the “Lease Sweep Account”). Amounts deposited from time to time into the Lease Sweep Account shall collectively be referred to herein as the “Lease Sweep Funds”. Notwithstanding the above, on or prior to twenty-four (24) months prior to the earliest stated expiration of the Iowa College Lease (i.e., December 31, 2019) or any applicable Lease Sweep Lease, Borrower shall have the option to deposit into the Lease Sweep Account either in cash, Letter of Credit or any combination of cash and Letter of Credit such amounts which equal the Lease Sweep Account Maximum Amount. At any time during a Lease Sweep Period, upon thirty (30) days prior written notice to Lender, Borrower can cease the deposits of Available Cash by depositing cash and/or a Letter of Credit into the Lease Sweep Account in an amount necessary to total with the balance on deposit in the Rollover Account the Lease Sweep Account Maximum Amount. If Borrower provides a Letter of Credit which is equal to or exceeds the amount of cash in the Lease Sweep Account, Lender shall release to Borrower the cash amounts on deposit in the Lease Sweep Account. For so long as the balance of the Lease Sweep Account and the Rollover Account equals the Lease Sweep Account Maximum Amount, no Lease Sweep Period shall be deemed to exist. If Borrower elects to post a Letter of Credit, Lender shall accept, with respect to expiration of the Iowa College Lease, such Letter of Credit in a two staged posting, with the first Letter of Credit required to be posted by Borrower to the Lease Sweep Account on or prior to the date which is twenty-four months (24) prior to the earliest stated expiration of the Iowa College Lease (i.e., December 31, 2019) in the amount of Two Million Dollars ($2,000,000) (without taking into account any funds on deposit in the Rollover

Account) (the “First Letter of Credit”), and the second Letter of Credit required to posted by Borrower to the Lease Sweep Account on or prior to the date which is twelve months (12) prior to the earliest stated expiration of the Iowa College Lease (i.e., December 31, 2020) in the amount of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) (less any balance of funds on deposit in the Rollover Account) (the “Second Letter of Credit”). Upon posting of the First Letter of Credit, the Lease Sweep Period shall be suspended until December 31, 2020, at which time Borrower shall be required to post the Second Letter of Credit. If Borrower fails to post the Second Letter of Credit by December 31, 2020, Borrower shall commence to deposit all Available Cash required for such Lease Sweep Period.

(b) In addition to the deposits set forth in clause (a) above, all Lease Sweep Lease Termination Payments shall be deposited into the Lease Sweep Account and held as Lease Sweep Funds and shall be disbursed and released as set forth in Section 6.7.2 below, and Borrower shall advise Lender at the time of receipt thereof of the nature of such receipt so that Lender shall have sufficient time to instruct the Deposit Bank to deposit and hold such amounts in the Lease Sweep Account pursuant to the Cash Management Agreement.

(c) In the event that Lease Sweep Funds are being swept (or are applicable to) more than one Lease Sweep Lease, such Lease Sweep Funds shall be proportionally allocated by Lender as between or among such related Lease Sweep Space and any Lease Sweep Lease Termination Payments received with respect to a Lease Sweep Lease shall be allocated by Lender to such related Lease Sweep Space.

6.7.2 Release of Lease Sweep Funds.

(a) Provided no Event of Default is continuing, Lender shall direct Servicer to disburse Lease Sweep Funds to Borrower out of the Lease Sweep Account, within ten (10) days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least Ten Thousand Dollars ($10,000) provided that: (i) such disbursement is for an Approved Lease Sweep Space Leasing Expenses for the Lease Sweep Space applicable to such Lease Sweep Funds; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Approved Lease Sweep Space Leasing Expenses, and a description thereof, (2) stating that any tenant improvements at the Property to be funded by the requested disbursement (or the relevant portion thereof as to which such request for funds relates) have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) stating that the Approved Lease Sweep Space Leasing Expenses (or the relevant portions thereof) to be funded from the disbursement in question have not been the subject of a previous disbursement, (4) stating that all previous disbursements of Lease Sweep Funds have been used to pay the previously identified Approved Lease Sweep Space Leasing Expenses, and (5) stating that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (B) a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements and not previously delivered to Lender, (C) copies of appropriate lien waivers, conditional lien waivers or other evidence of payment satisfactory to Lender, (D) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (E) if requested by Lender, with respect to disbursements from the Lease Sweep Account for tenant improvement costs, a current Tenant estoppel certificate in form and substance acceptable to Lender, and (F) such other evidence as Lender shall reasonably request to demonstrate that the Approved Lease Sweep Space Leasing Expenses to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrower).

(b) Provided no Event of Default is continuing, funds on deposit in the Lease Sweep Account with respect to a Lease Sweep Space not previously disbursed or applied shall be disbursed (x) provided no Trigger Period is continuing, to Borrower or (y) if a Trigger Period is continuing, on the next occurring Monthly Payment Date in accordance Section 6.12.1; in each case, as follows:

(i) if the Lease Sweep Period for such Lease Sweep Space ceased as described by clause (ii)(A), (B) or (F) of the definition of “Lease Sweep Period”, any such remaining Lease Sweep Funds applicable to the Lease Sweep Space in question will be disbursed once all Occupancy Conditions are satisfied with respect to such Lease Sweep Space, less any Unpaid Landlord Obligations Amount, as determined by Lender, which amount will be retained in the Lease Sweep Account and will be periodically disbursed for Approved Lease Sweep Space Leasing Expenses in accordance with Section 6.7.2(a); or

(ii) if the Lease Sweep Period for such Lease Sweep Space ceased as described by clause (ii)(C), (D) or (E) of the definition of “Lease Sweep Period”, all remaining Lease Sweep Funds applicable to the Lease Sweep Space in question will be disbursed once the applicable conditions described in clause (ii)(C), (D) or (E) of the definition of “Lease Sweep Period” have been met.

(c) Provided no Trigger Period then exists, Lender shall promptly return to Borrower any Letters of Credit posted to the Lease Sweep Account.

(d) Provided no Event of Default then exists, if the Lease Sweep Account Maximum Amount is reduced to the Adjusted Lease Sweep Account Maximum Amount then the amount of such reduction, in the form of cash and/or Letter of Credit, shall be promptly repaid and/or returned to Borrower.

Section 6.8 [Intentionally Omitted].

Section 6.9 [Intentionally Omitted].

Section 6.10 Casualty and Condemnation Account. Borrower shall pay, or cause to be paid, to Lender all Insurance Proceeds or Awards due to any Casualty or Condemnation in accordance with the provisions of Sections 5.2 and 5.3, which amounts shall be transferred into an Account (the “Casualty and Condemnation Account”). Amounts deposited from time to time into the Casualty and Condemnation Account pursuant to this Section 6.10 are referred to herein as the “Casualty and Condemnation Funds”. All Casualty and Condemnation Funds shall be held, disbursed and/or applied in accordance with the provisions of Section 5.4 hereof.

Section 6.11 Cash Collateral Funds. If a Trigger Period shall be continuing, all Available Cash shall be paid to Lender, which amounts shall be transferred by Lender into an Account (the “Cash Collateral Account”) to be held by Lender as cash collateral for the Debt. Amounts on deposit from time to time in the Cash Collateral Account pursuant to this Section 6.11 are referred to as the “Cash Collateral Funds”. Any Cash Collateral Funds on deposit in the Cash Collateral Account not previously disbursed or applied shall upon the termination of such Trigger Period, be added to the Rents disbursed on the next Monthly Payment Date pursuant to Section 6.12.1. Notwithstanding the foregoing, Lender shall have the right, but not the obligation, at any time during the continuance of an Event of Default, in its sole and absolute discretion to apply any and all Cash Collateral Funds then on deposit in the Cash Collateral Account to the Debt or Obligations, in such order and in such manner as Lender shall elect in its sole and absolute discretion, including to make a prepayment of principal (together with the applicable Prepayment Fee if any) or any other amounts due hereunder.

Section 6.12 Property Cash Flow Allocation.

6.12.1 Order of Priority of Funds in Deposit Account. During any Trigger Period, on each Monthly Payment Date during the Term, except during the continuance of an Event of Default, all funds deposited into the Deposit Account during the immediately preceding Interest Period shall be applied on such Monthly Payment Date in the following order of priority:

(i) First, to the Tax Account, to make the required payments of Tax Funds as required under Section 6.3;

(ii) Second, to the Insurance Account, to make any required payments of Insurance Funds as required under Section 6.4;

(iii) Third, to Lender, funds sufficient to pay the Monthly Interest Payment Amount or Monthly Debt Service Payment Amount (as applicable), applied first to the payment of interest computed at the Interest Rate with the remainder (from and after the Amortization Commencement Date) applied to the reduction of the Outstanding Principal Balance;

(iv) Fourth, to the Capital Expenditure Account, to make the required payments of Capital Expenditure Funds as required under Section 6.5;

(v) Fifth, to the Rollover Account, to make the required payments of Rollover Funds as required under Section 6.6;

(vi) Sixth, to Lender, of any other amounts then due and payable under the Loan Documents;

(vii) Seventh, to Borrower, funds in an amount equal to the Monthly Operating Expense Budgeted Amount;

(viii) Eighth, to Borrower, payments for Approved Extraordinary Operating Expenses, if any; and

(ix) Lastly, all amounts remaining after payment of the amounts set forth in clauses (i) through (viii) above (the “Available Cash”):

(A) during a Trigger Period continuing due to a Lease Sweep Period (regardless of whether any other Trigger Period is continuing), to the Lease Sweep Account to be held and disbursed in accordance with Section 6.7; or

(B) provided no Lease Sweep Period is continuing, to the Cash Collateral Account to be held or disbursed in accordance with Section 6.11.

6.12.2 Failure to Make Payments. The failure of Borrower to make all of the payments required under clauses (i) through (vi) of Section 6.12.1 in full on each Monthly Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Deposit Account for such payments, and Borrower is not otherwise in Default hereunder, the failure by the Deposit Bank to allocate such funds into the appropriate Accounts shall not constitute an Event of Default.

6.12.3 Application After Event of Default. Notwithstanding anything to the contrary contained in this Article 6, upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may apply any Gross Revenue then in the possession of Lender, Servicer or Deposit Bank (including any Reserve Funds on deposit in any Cash Management Account) to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

Section 6.13 Security Interest in Reserve Funds. As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all Borrower’s right, title and interest in and to all Gross Revenue and in and to all payments to or monies held in the Clearing Account, the Deposit Account and Accounts created pursuant to this Agreement (collectively, the “Cash Management Accounts”). Borrower hereby grants to Lender a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Rents in its possession prior to the (i) payment of such Gross Revenue to Lender or (ii) deposit of such Gross Revenue into the Deposit Account. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Cash Management Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Lender may apply any sums in any Cash Management Account in any order and in any manner as Lender shall elect in Lender’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents. Cash Management Accounts shall not constitute trust funds and may be commingled with other monies held by Lender. Provided no Event of Default exists, all interest which accrues on the funds in any Account (other than the Tax Account and the Insurance Account) shall accrue for the benefit of Borrower and shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued. Upon repayment in full of the Debt, all remaining funds in the Accounts, if any, shall be promptly disbursed to Borrower.

Section 6.14 Letters of Credit.

(a) All Letters of Credit delivered to Lender in connection with this Loan shall be held as collateral and additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on all or any portion of any such Letter of Credit and to apply such amount drawn to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt after an Event of Default shall be subject to Prepayment Fee Prepayment Fee and/or Liquidated Damages Amount, if any, applicable thereto. On the Maturity Date, if the Debt has not otherwise been paid in full, any or all of such Letters of Credit may be applied to reduce the Debt.

(b) With respect to any Letter of Credit delivered to Lender in connection with this Loan, such Letter of Credit must be accompanied by an instrument reasonably acceptable to Lender whereby the applicant/obligor under such Letter of Credit shall have waived all rights of subrogation against Borrower thereunder until the Debt has been paid in full. Borrower shall also pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith. Neither Borrower nor the applicant/obligor under the Letter of Credit shall be entitled to draw upon the Letter of Credit.

(c) In addition to any other right Lender may have to draw upon any Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (i) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the applicable Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least twenty (20) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided at least ten (10) Business Days prior to such termination); or (iv) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Approved Bank and Borrower shall not have replaced such Letter of Credit with a Letter of Credit issued by an Approved Bank within ten (10) Business Days after notice thereof. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (i), (ii), (iii) or (iv) above and shall not be liable for any losses sustained by Borrower or applicable/obligor due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the applicable Letter of Credit.

ARTICLE 7

PERMITTED TRANSFERS

Section 7.1 Permitted Transfer of the Entire Property.

(a) Notwithstanding the provisions of Section 4.2, following a Securitization of the Loan, Borrower (including any Transferee Borrower) shall have the right to convey the entire Property (or one hundred percent (100%) of the ownership interests in Borrower) to a new borrower (the “Transferee Borrower”) and have Transferee Borrower assume all of Borrower’s obligations under the Loan Documents, and have replacement guarantors and indemnitors replace the guarantors and indemnitors with respect to all of the obligations of the indemnitors and guarantors of the Loan Documents from and after the date of such transfer (collectively, a “Transfer and Assumption”), subject to the terms and full satisfaction of all of the conditions precedent set forth in Section 7.1(b).

(b) Transfer and Assumption shall be subject to the following conditions:

(i) Borrower has provided Lender with not less than sixty (60) days prior written notice, which notice shall contain sufficient detail to enable Lender to determine that the Transferee Borrower complies with the requirements set forth herein;

(ii) no Event of Default has occurred and is continuing;

(iii) Transferee Borrower shall be a Special Purpose Bankruptcy Remote Entity in accordance with Section 4.4 and Schedule V;

(iv) Transferee Borrower shall be Controlled by a Person who (x) is a Qualified Transferee with a minimum ownership interest in the Transferee Borrower reasonably acceptable to Lender and (y) is either a Qualified Transferee that satisfies the Financial Eligibility Requirements or whose identity, experience, financial condition and creditworthiness, including net worth and liquidity, is reasonably acceptable to Lender;

(v) the Property shall be managed by an Unaffiliated Qualified Manager or by a property manager reasonably acceptable to Lender;

(vi) Transferee Borrower shall have executed and delivered to Lender an assumption agreement in form and substance acceptable to Lender;

(vii) each replacement guarantor and indemnitor is an Approved Replacement Guarantor;

(viii) each Approved Replacement Guarantor shall deliver to Lender a guaranty of recourse obligations (in the same form as the guaranty of recourse obligations delivered to Lender by Guarantor on the date hereof) and an environmental indemnity agreement (in the same form as the environmental indemnity agreement delivered to Lender by Guarantor on the date hereof), pursuant to which, in each case, the Approved Replacement Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations and environmental indemnity agreement from and after the date of such

Transfer and Assumption (whereupon the previous guarantor shall be released from any further liability under the guaranty of recourse obligations for acts that arise from and after the date of such Transfer and Assumption and such Approved Replacement Guarantor(s) shall be the “Guarantor” for all purposes set forth in this Agreement);

(ix) Transferee Borrower shall submit to Lender true, correct and complete copies of all documents reasonably requested by Lender concerning the organization and existence of Transferee Borrower and each Approved Replacement Guarantor;

(x) satisfactory Patriot Act, OFAC and similar searches shall have been received by Lender with respect to (A) each Approved Replacement Guarantor, (B) Transferee Borrower, (C) any Person that Controls Transferee Borrower or owns an equity interest in Borrower which equals or exceeds ten percent (10%) and (D) any other Person reasonably required by Lender in order for Lender to fulfill its then-current Patriot Act compliance guidelines;

(xi) Lender shall have received a Rating Agency Confirmation from each of the applicable Rating Agencies (if required pursuant to a Pooling and Servicing Agreement entered into in connection with the Securitization of the Loan);

(xii) counsel to Transferee Borrower and each Approved Replacement Guarantor(s) shall deliver to Lender opinions in form and substance reasonably satisfactory to Lender as to such matters as Lender shall require, which may include opinions as to substantially the same matters and were required in connection with the origination of the Loan;

(xiii) Borrower shall cause to be delivered to Lender, an endorsement (relating to the change in the identity of the vestee and execution and delivery of the Transfer and Assumption documents) to the Title Insurance Policy in form and substance acceptable to Lender, in Lender’s reasonable discretion;

(xiv) Transferee Borrower and/or Borrower, as the case may be, shall deliver to Lender, upon such conveyance, a transfer fee equal to one percent (1%) of the Outstanding Principal Balance;

(xv) Borrower shall pay all of Lender’s reasonable out-of-pocket costs and expenses in connection with the Transfer and Assumption. Lender may, as a condition to evaluating any requested consent to a transfer, require that Borrower post a cash deposit with Lender in an amount equal to Lender’s anticipated costs and expenses in evaluating any such request for consent; and

(xvi) Borrower shall have otherwise received Lender’s written consent to such Transfer and Assumption (which consent shall not be unreasonably withheld so long as all of the other conditions set forth in this Section 7.1(b) are satisfied, including receipt of a Rating Agency Confirmation from each of the applicable Rating Agencies (if required pursuant to a Pooling and Servicing Agreement entered into in connection with the Securitization of the Loan)).

Section 7.2 Permitted Transfers. Notwithstanding anything to the contrary contained in Section 4.2, the following Transfers (herein, the “Permitted Transfers”) shall be permitted hereunder:

(a) a Lease entered into in accordance with the Loan Documents;

(b) a Transfer and Assumption in accordance with Section 7.1;

(c) a Permitted Encumbrance;

(d) the transfer of publicly traded shares in any indirect equity owner of Borrower;

(e) [intentionally omitted];

(f) [intentionally omitted];

(g) provided that no Event of Default shall then exist, a Transfer of a direct or indirect interest in Borrower (other than a Transfer of SPC Party’s interest in Borrower) shall be permitted without Lender’s consent provided that:

(i) such Transfer shall not (x) cause the transferee (other than Guarantor), together with its Affiliates, to increase its direct or indirect interest in Borrower to an amount which equals or exceeds forty-nine percent (49%) or (y) result in a change in Control of Borrower or any SPC Party;

(ii) each of Borrower and SPC Party shall continue to be a Special Purpose Bankruptcy Remote Entity;

(iii) if such Transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in Borrower to an amount which equals or exceeds ten percent (10%), (x) such transferee is a Qualified Transferee and (y) Borrower shall provide to Lender thirty (30) days prior written notice thereof;

(iv) after giving effect to such Transfer, Guarantor shall continue to Control the day to day operations of Borrower and each SPC Party and shall continue to own at least fifty-one percent (51%) of all equity interests (direct or indirect) of Borrower; and

(v) the Property shall continue to be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender and acceptable to the applicable Rating Agencies;

(h) provided that no Event of Default shall then exist, a Transfer of any direct or indirect interest in Borrower (other than a Transfer of SPC Party’s interest in Borrower) shall be permitted without Lender’s consent provided that:

(i) such Transfer (x) is to an entity owned directly or indirectly by Guarantor or City Office REIT, Inc., a Maryland corporation (“REIT”), and (y) shall not result in a change in Control of Borrower or any SPC Party;

(ii) each of Borrower and SPC Party shall continue to be a Special Purpose Bankruptcy Remote Entity; and

(iii) Borrower shall provide to Lender ten (10) days prior written notice of such Transfer; and

(iv) the Property shall continue to be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender and acceptable to the applicable Rating Agencies; or

(i) provided that no Event of Default shall then exist, any other Transfer of a direct or indirect interest in Borrower (other than a Transfer of SPC Party’s interest in Borrower) provided:

(i) either (x) prior to a Securitization, such transferee is first approved by Lender in its reasonable, good faith discretion or (y) from and after a Securitization, other than with respect to a Qualified Transferee satisfying the Financial Eligibility Requirements, such transferee is first approved by Lender in its reasonable, good faith discretion and Lender shall have received a Rating Agency Confirmation from each applicable Rating Agency with respect to such Transfer;

(ii) each of Borrower and SPC Party shall continue to be a Special Purpose Bankruptcy Remote Entity;

(iii) Borrower shall give Lender notice of such Transfer together with copies of all instruments effecting such Transfer, if such Transfer would (x) cause the transferee (other than Guarantor), together with its Affiliates, to increase its direct or indirect interest in Borrower to an amount which equals or exceeds ten percent (10%) or (y) result in a change in Control of Borrower or any SPC Party, not less than ten (30) days prior to the date of such Transfer;

(iv) if such Transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in Borrower to an amount which equals or exceeds ten percent (10%), such transferee is a Qualified Transferee;

(v) if such Transfer shall (x) cause the transferee (other than Guarantor), together with its Affiliates, to increase its direct or indirect interest in Borrower to an amount which equals or exceeds forty-nine percent (49%) or (y) result in a change in Control of Borrower or any SPC Party, such transferee is a Qualified Transferee and Borrower shall deliver (or caused to be delivered) to Lender:

(A) other than with respect to a Qualified Transferee satisfying the Financial Eligibility Requirements, a Rating Agency Confirmation from each applicable Rating Agency;

(B) a transfer fee equal to one percent (1%) of the Outstanding Principal Balance; and

(vi) the Property shall continue to be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender and acceptable to the applicable Rating Agencies.

Notwithstanding anything to the contrary contained in this Section 7.2, if, as a result of any Permitted Transfer, Guarantor no longer either Controls or owns any direct or indirect interest in Borrower, it shall also be a condition hereunder that one or more Approved Replacement Guarantors shall execute and deliver a guaranty of recourse obligations (in the same form as the guaranty of recourse obligations delivered to Lender by Guarantor on the date hereof) and an environmental indemnity agreement (in the same form as the environmental indemnity agreement delivered to Lender by Guarantor on the date hereof) on or prior to the date of such Permitted Transfer, pursuant to which, in each case, the Approved Replacement Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations and environmental indemnity agreement from and after the date of such Permitted Transfer (whereupon the previous guarantor shall be released from any further liability under the guaranty of recourse obligations from acts that arise from and after the date of such Permitted Transfer and such Approved Replacement Guarantor(s) shall be the “Guarantor” for all purposes set forth in this Agreement).

For the avoidance of doubt, for purposes of this Section 7.2 or Section 4.2 hereof, a Transfer shall not include (x) any issuances, redemptions, conversions, sales, purchases or transfers of the public shares of REIT, or (y) any of the transactions, contributions, transfers or steps occurring on or prior to the date of this Agreement as described in the Registration Statement of REIT filed with the U.S. Securities and Exchange Commission that were required for REIT to become an indirect owner of the Property. Lender’s consent shall not be required in connection with (A) one or a series of Transfers other than publicly traded shares (excluding the Transfers referenced in subparts (B) and (C) immediately following) of not more than forty-nine percent (49%) of the direct or indirect stock, the limited partnership interests or non-managing membership interests (as the case may be) in Borrower, (B) Transfers of direct or indirect interests in Borrower by and between existing Affiliates or any existing Restricted Party as the Closing Date, and (C) Transfers of the limited partnership interests of Guarantor, including any redemption of such limited partnership interests or the conversion of such limited partnership interests into shares of REIT, so long as REIT continues to Control Guarantor; provided, however, in each case, no such Transfer or series of Transfers shall result in the change of Control in a Restricted Party, and each such Transfer shall be conditioned upon the following: (i) receipt by Lender of not less than ten (10) days prior written notice of such proposed Transfer (except, for the avoidance of doubt, with respect to transfers of the public shares of REIT or Transfers of the limited partnership interests in Guarantor as described in subpart (C) above), (ii) continued compliance with the relevant provisions of Section 4.4 hereof and the definition of “Special Purpose Bankruptcy Remote Entity” on Schedule V hereto, and (iii) Borrower’s ability to, after giving effect to such Transfer, remake the representations contained herein relating to ERISA matters and the Patriot Act, OFAC and matters concerning Embargoed Persons (and, upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of such Transfer). In addition, at all times, Guarantor must continue to Control Borrower, SPC Party and any Affiliated Manager and REIT must continue to own, directly or indirectly, at least a twenty-five percent (25%) legal and beneficial interest in Borrower.

Section 7.3 Cost and Expenses; Searches; Copies.

(a) Borrower shall pay all reasonable costs and expenses of Lender in connection with any Transfer, whether or not such Transfer is deemed to be a Permitted Transfer, including, without limitation, all reasonable fees and expenses of Lender’s counsel, and the cost of any required counsel opinions related to REMIC or other securitization or tax issues and any Rating Agency fees.

(b) Borrower shall provide Lender with copies of all organizational documents (if any) relating to any Permitted Transfer.

(c) In connection with any Permitted Transfer, to the extent a transferee shall own ten percent (10%) or more of the direct or indirect ownership interests in Borrower immediately following such transfer (provided such transferee owned less than ten percent (10%) of the direct or indirect ownership interests in Borrower as of the Closing Date), Borrower shall deliver (and Borrower shall be responsible for any reasonable out of pocket costs and expenses in connection therewith), customary searches reasonably requested by Lender in writing (including credit, judgment, lien, litigation, bankruptcy, criminal and watch list) reasonably acceptable to Lender with respect to such transferee.

ARTICLE 8

DEFAULTS

Section 8.1 Events of Default. Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) the Obligations are not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest, and, if applicable, principal due under the Note is not paid in full on the applicable Monthly Payment Date, (C) any prepayment of principal due under this Agreement or the Note is not paid when due, (D) the Prepayment Fee is not paid when due, or (E) any deposit to the Reserve Funds is not made on the required deposit date therefor;

(ii) if any other amount payable pursuant to this Agreement, the Note or any other Loan Document (other than as set forth in the foregoing clause (i)) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;

(iii) (iii) subject to Borrower’s right to contest such Taxes or Other Charges in accordance with the terms and conditions of this Agreement, if any of the Taxes or Other Charges are not paid prior to delinquency without payment of any penalties (provided that it shall not be an Event of Default if there are sufficient funds in the Tax Account to pay such amounts when due, no other Event of Default is then continuing and Servicer fails to make such payment in violation of this Agreement);

(iv) if the Policies are not (A) delivered to Lender within five (5) days of Lender’s written request and (B) kept in full force and effect, each in accordance with the terms and conditions hereof;

(v) a Transfer other than a Permitted Transfer occurs;

(vi) if any certification, representation or warranty made by Borrower or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date such representation or warranty was made;

(vii) if Borrower, any SPC Party or Guarantor shall make an assignment for the benefit of creditors;

(viii) if a receiver, liquidator or trustee shall be appointed for Borrower, any SPC Party or Guarantor or if Borrower, any SPC Party or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, any SPC Party or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, any SPC Party or Guarantor shall be instituted, or if Borrower is substantively consolidated with any other Person; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by Borrower, such SPC Party or Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days following its filing;

(ix) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x) a breach of the covenants set forth in Sections 4.4 or 4.26 hereof; provided, however that in the case of a violation of Section 4.4 such violation or breach shall not constitute an Event of Default in the event that (1) such violation or breach is not intentional, (2) such violation or breach is immaterial, (3) such violation or breach shall be remedied within a timely manner and in any event within not more than thirty (30) days of the earlier of Lender’s request or when an officer of Borrower has actual knowledge of such violation, and (4) such violation or breach does not result in the substantive consolidation of Borrower with any other Person;

(xi) if Borrower shall be in default beyond the expiration of any notice and cure periods under any mortgage or security agreement covering any part of the Property whether it be superior, pari passu or junior in Lien to the Mortgage;

(xii) subject to Borrower’s right to contest set forth in Section 4.3 of this Agreement, if the Property becomes subject to any mechanic’s, materialman’s or other Lien except a Permitted Encumbrance or a Lien for Taxes not then due and payable;

(xiii) the alteration, improvement, demolition or removal of any of the Improvements without the prior consent of Lender, other than in accordance with this Agreement and the Leases at the Property entered into in accordance with the Loan Documents;

(xiv) if, without Lender’s prior written consent, (i) the Management Agreement is terminated, (ii) there is a material change in the Management Agreement, or (iii) if there shall be a material default by Borrower under the Management Agreement beyond any applicable notice or grace period;

(xv) if Borrower or any Person owning a controlling ownership interest in Borrower shall be convicted of a Patriot Act Offense by a court of competent jurisdiction;

(xvi) a breach of any representation, warranty or covenant contained in Section 3.1.17 hereof;

(xvii) if Borrower breaches any covenant contained Section 4.9 hereof;

(xviii) [intentionally omitted];

(xix) [intentionally omitted];

(xx) if any of the terms, covenants or conditions of any Lease Sweep Lease shall in any manner be modified, changed, supplemented, altered or amended or if any Lease Sweep Lease shall be terminated or surrendered, in any case without the consent of Lender except as otherwise permitted by this Agreement;

(xxi) if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrower, Guarantor or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Obligations or to permit Lender to accelerate the maturity of all or any portion of the Obligations;

(xxii) Guarantor breaches any of the Guarantor Financial Covenants; or

(xxiii) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) to (xxii) above, and such Default shall continue for ten (10) days after notice to Borrower from Lender, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice to Borrower from Lender in the case of any other such Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that Borrower shall have commenced to cure such Default within such 30-day period shall and thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days.

Section 8.2 Remedies.

8.2.1 Acceleration. Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above), Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand (and Borrower hereby expressly waives any such notice or demand), that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above, the Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable in full, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

8.2.2 Remedies Cumulative. During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law or contract or as set forth herein or in the other Loan Documents or by equity. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

8.2.3 Lender’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue beyond any applicable notice and cure period, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Mortgage and the other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.

ARTICLE 9

SALE AND SECURITIZATION OF MORTGAGE

Section 9.1 Sale of Mortgage and Securitization. Subject to Section 9.3 hereof:

(a) Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan, or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. (The transactions referred to in clauses (i), (ii) and (iii) are each hereinafter referred to as a “Secondary Market Transaction” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Secondary Market Transaction are hereinafter referred to as “Securities”.) At Lender’s election, each note and/or component comprising the Loan may be subject to one or more Secondary Market Transactions.

(b) If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be required in the marketplace, by prospective investors, the Rating Agencies, applicable Legal Requirements and/or otherwise in the marketplace in connection with any Secondary Market Transactions, including to (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower and the Manager, (B) provide updated budgets and rent rolls (including itemized percentage of floor area occupied and percentage of aggregate base rent for each Tenant) relating to the Property, and (C) provide updated appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies.

Section 9.2 Severance. Subject to Section 9.3 hereof:

9.2.1 Severance Documentation. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any sale, participation or Securitization of all or any portion of the Loan), to require Borrower (at no material cost to Borrower) to execute and deliver “component” notes and/or modify the Loan in order to create one or more senior and subordinate notes (i.e., an A/B or A/B/C structure) and/or one or more additional components of the Note or Notes (including the implementation of one or more mezzanine loans (in accordance with Section 9.2.2 below)), reduce the number of components of the Note or Notes, revise the interest rate for each component, reallocate the principal balances of the Notes and/or the components, increase or decrease the monthly debt service payments for each component or eliminate the component structure and/or the multiple note structure of the Loan (including the elimination of the related allocations of principal and interest payments), provided that (a) the Outstanding Principal Balance of all components immediately after the effective date of such modification equals the Outstanding Principal Balance immediately prior to such modification and, (b) the weighted average of the interest rates for all components immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification, and (c) the notes (or components of such notes) shall be structured such that the regularly scheduled aggregate Debt Service (including any required amortization component thereof) shall not increase, and such that required amortization and permitted prepayments (voluntary or involuntary, other than the application of Net Proceeds) shall not, provided no Event of Default is continuing, result in any “rate creep.” At Lender’s election, each note comprising the Loan may be subject to one or more Securitizations. Lender shall have the right to modify the Note and/or Notes and any components in accordance with this Section 9.2 and, provided that such modification shall comply with the terms of this Section 9.2, it shall become immediately effective.

9.2.2 New Mezzanine Loan Option. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any Secondary Market Transaction), to create one or more mezzanine loans, to establish different interest rates and to reallocate the Outstanding Principal Balance and Monthly Debt Service Payment Amount of the Loan to the Loan and such mezzanine loan(s) and to require the payment of the Loan and any new mezzanine loan(s) in such order of priority as may be designated by Lender; provided, that the outstanding principal balance of the Loan and such new mezzanine loan(s) immediately after the effective date of the creation of such new mezzanine loan(s) equals the Outstanding Principal Balance immediately prior to such modification and the weighted average of the interest rates for the Loan and such new mezzanine loan(s) immediately after the effective date of the creation of such new mezzanine loan(s) equals the interest rate of the original Note immediately prior to such modification and the notes (or components of such notes) shall be structured such that the regularly scheduled aggregate Debt Service (including any required amortization component thereof) shall not increase, and such that required amortization and permitted prepayments (voluntary or involuntary) shall not, provided no Event of Default hereunder is continuing, or any Event of Default under the new mezzanine loan documents is continuing, result in any “rate creep”. Borrower shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any new mezzanine loan and the applicable organizational documents of Borrower shall be amended and modified as necessary or required in the formation of any new mezzanine loan borrower.

Section 9.3 Costs and Expenses. Notwithstanding anything to the contrary contained in this Article 9, Borrower shall not be required to incur any material costs or expenses in the performance of its obligations under Sections 9.1 or Section 9.2 above that arise after the Closing Date, other than expenses of Borrower’s counsel, accountants and consultants.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the Obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Gross Revenues or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Gross Revenues and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section 10.1 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) impair the enforcement of the Environmental Indemnity; (g) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (h) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):

(i) fraud, willful misconduct, intentional misrepresentation or failure to disclose a material fact by or on behalf of Borrower, Guarantor, any Affiliate of Borrower or Guarantor, or any of their respective officers, directors, employees or agents authorized in writing by Borrower or Guarantor in connection with the Loan, including by reason of any claim under the Racketeer Influenced and Corrupt Organizations Act (RICO);

(ii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in any other Loan Document concerning environmental laws, hazardous substances and/or asbestos and any indemnification of Lender with respect thereto in either document;

(iii) wrongful removal or destruction of any portion of the Property or damage to the Property caused by willful misconduct or gross negligence of Borrower or Guarantor, any Affiliate of Borrower or Guarantor, or any of their respective officers, directors, employees or agents authorized in writing by Borrower or Guarantor;

(iv) any material physical waste of the Property, provided, however, that failure to provide services or repairs or to take other actions regarding the Property where Borrower does not have available to it the necessary funds from the Property’s operations to do so shall not constitute waste under this clause (iv);

(v) the forfeiture by Borrower of the Property, or any material portion thereof, because of the conduct or purported conduct of criminal activity by Borrower or Guarantor or any of their respective officers, directors, employees or agents authorized in writing by Borrower or Guarantor in connection therewith;

(vi) the misappropriation or conversion by or on behalf of Borrower of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, or (C) any Gross Revenues (including Rents, Insurance Proceeds, security deposits, advance deposits or any other deposits and Lease Termination Payments) or (D) any other funds due under the Loan Documents, including, in connection with any of the foregoing, by reason of failure to comply with Section 6.1 hereof or breach of the Clearing Account Agreement or the Cash Management Agreement;

(vii) failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Property provided, however, Borrower and Guarantor shall have no liability under this subsection (vii) if sufficient cash flow is not available to Borrower from the Property to pay for such charges;

(viii) any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender in accordance with the provisions of the Loan Documents;

(ix) the failure to pay Taxes or transfer taxes; provided that no liability shall arise under this provision (A) if funds to pay such Taxes or transfer taxes were, at the time in question, available in the Tax Account and Lender failed to pay (or make such Tax Funds available to pay) such Taxes or (B) if Rents received during the tax period in question are insufficient to pay all of Borrower’s current and/or past due liabilities (including such Taxes) with respect to the Property, but for purposes hereof assuming that any Rents will be strictly applied in accordance with the Section 6.12.1 hereof;

(x) failure to obtain and maintain the fully paid for Policies in accordance with Section 5.1.1 hereof; provided that no liability shall arise under this provision (A) if funds to pay for such Policies were, at the time in question, available in the Insurance Account and Lender failed to pay (or make such Insurance Funds available to pay) for such Policies or (B) if Rents received during the period in question are insufficient to pay all of Borrower’s current and/or past due liabilities (including such Policies) with respect to the Property, but for purposes hereof assuming that any Rents will be strictly applied in accordance with the Section 6.12.1 hereof;

(xi) [intentionally omitted]; or

(xii) a breach of the covenants set forth in Section 4.4 hereof (other than those covenants set forth in clauses (f), (j) and (v) of Schedule V attached hereto) that does not result in the substantive consolidation of the assets and liabilities of Borrower with any other Person as a result of such breach.

Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents, and (B) the Obligations shall be fully recourse to Borrower in the event that any of the following occur (each, a “Springing Recourse Event”): (i) a breach of the covenants set forth in Section 4.4 hereof (other than those covenants set forth in clauses (f), (j) and (v) of Schedule V attached hereto) that results in the substantive consolidation of the assets and liabilities of Borrower with any other Person as a result of such breach or any breach of clauses (a), (b), (d) or (n) of Schedule V attached hereto; (ii) Borrower fails to obtain Lender’s prior consent to any subordinate financing secured by the Property or other voluntary Lien encumbering the Property; (iii) Borrower fails to obtain Lender’s prior consent to any Transfer of the Property or any interest therein or any Transfer of any direct or indirect interest in Borrower, in either case as required by the Mortgage or this Agreement other than a Permitted Transfer; (iv) Borrower or any SPC Party files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (v) Borrower is substantively consolidated with any other Person; unless such consolidation was involuntary and not consented to by Borrower, such SPC Party or Guarantor and is discharged, stayed or dismissed within thirty (30) days following the occurrence of such consolidation; (vi) the filing of an involuntary petition against Borrower and/or any SPC Party under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any other Person in which Borrower and/or any SPC Party colludes with or otherwise assists such Person, and/or Borrower and/or any SPC Party solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower and/or any SPC Party by any Person; (vii) Borrower and/or any SPC Party files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (viii) Borrower or any Affiliate, officer, director or representative which controls Borrower consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, trustee or examiner for Borrower or any portion of the Property other than such application made by Lender; (ix) Borrower or any SPC Party makes an assignment for the benefit of creditors or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; or (x) if Guarantor (or any Person with a direct or indirect interest in Guarantor), Borrower or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Guaranty, the Note, the Mortgage or any other Loan Document, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan, which defenses are determined by a court of competent jurisdiction to be frivolous or to have been alleged in bad faith.

Section 10.2 Survival; Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.3 Lender’s Discretion; Rating Agency Review Waiver.

(a) Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.

(b) Whenever, pursuant to this Agreement or any other Loan Documents, a Rating Agency Confirmation is required from each applicable Rating Agency, in the event that any applicable Rating Agency “declines review”, “waives review” or otherwise indicates in writing or otherwise to Lender’s or Servicer’s satisfaction that no Rating Agency Confirmation will or needs to be issued with respect to the matter in question (each, a “Review Waiver”), then the Rating Agency Confirmation requirement shall be deemed to be satisfied with respect to such matter. It is expressly agreed and understood, however, that receipt of a Review Waiver (i) from any one Rating Agency shall not be binding or apply with respect to any other Rating Agency and (ii) with respect to one matter shall not apply or be deemed to apply to any subsequent matter for which Rating Agency Confirmation is required.

Section 10.4 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of jurisdiction in which the Property is located without regard to the conflicts of law provisions thereof (“Governing State”). BORROWER HEREBY CONSENTS TO PERSONAL JURISDICTION IN THE GOVERNING STATE. VENUE OF ANY ACTION BROUGHT TO ENFORCE THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY ACTION RELATING TO THE LOAN OR THE RELATIONSHIPS CREATED BY OR UNDER THE LOAN DOCUMENTS (“ACTION”) SHALL, AT THE ELECTION OF LENDER, BE IN (AND IF ANY ACTION IS ORIGINALLY BROUGHT IN ANOTHER VENUE, THE ACTION SHALL AT THE ELECTION OF LENDER BE TRANSFERRED TO) A STATE OR FEDERAL COURT OF APPROPRIATE JURISDICTION LOCATED IN THE GOVERNING STATE. BORROWER HEREBY CONSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF THE GOVERNING STATE AND OF FEDERAL COURTS LOCATED IN THE GOVERNING STATE IN CONNECTION WITH ANY ACTION AND HEREBY WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAWS OF ANY OTHER STATE TO OBJECT TO JURISDICTION WITHIN SUCH STATE FOR PURPOSES OF ANY ACTION. Borrower hereby waives and agrees not to assert, as a defense to any Action or a motion to transfer venue of any Action, (i) any claim that it is not subject to such jurisdiction, (ii) any claim that any Action may not be brought against it or is not maintainable in those courts or that this Agreement may not be enforced in or by those courts, or that it is exempt or immune from execution, (iii) that the Action is brought in an inconvenient forum, or (iv) that the venue for the Action is in any way improper.

Section 10.5 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on, Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 10.6 Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by facsimile (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by facsimile if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	Pillar Multifamily, LLC 330 Madison Avenue, 8th Floor New York, New York 10017
Attention: Ryan Supple Facsimile No.: (646) 558-4301

and to:	Pillar Multifamily, LLC 330 Madison Avenue, 8th Floor New York, New York 10017
Attn: General Counsel

with a copy to:	Venable LLP 1270 Avenue of the Americas New York, New York 10020
Attention: Michael Peskowitz, Esq. Facsimile No.: (212) 307-5598

If to Borrower:	CIO Research Park, Limited Partnership c/o City Office REIT, Inc. Vancouver, British Columbia V6E 3C9, Canada
Attention: Jamie Farrar Facsimile No.: 604-661-4873

with a copy to:	Miller, Canfield, Paddock & Stone, P.L.C 101 North Main Street, 7th Floor Ann Arbor, Michigan 48104
Attention: Joseph M. Fazio, Esq. Facsimile No.: 734-747-7147

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 10.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.

Section 10.7 Waiver of Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 10.8 Headings, Schedules and Exhibits. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.14 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) The Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in any Loan Document shall be deemed to confer upon anyone other than the Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

Section 10.15 Publicity. Except as required by Borrower’s and Guarantor’s Affiliates under applicable securities laws, all news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, the Affiliate of Lender that acts as the issuer with respect to a Securitization or any of their other Affiliates (x) shall be prohibited prior to the final Securitization of the Loan and (y) after the final Securitization of the Loan, shall be subject to the prior written approval of Lender. Lender shall have the right to issue any of the foregoing without Borrower’s approval and Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, including in connection with a Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Lender’s participation therein in the Loan.

Section 10.16 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members or partners, as applicable, and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Obligations without any prior or different resort for collection, or of the right of Lender to the payment of the Obligations out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.17 Certain Waivers. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents. Without limiting any of the other provisions contained herein, Borrower hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by applicable law, any rights it may have to claim or recover against Lender in any legal action or proceeding any special, exemplary, punitive or consequential damages.

Section 10.18 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.19 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, losses, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising out of a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.19 shall survive the expiration and termination of this Agreement and the payment of the Obligations.

Section 10.20 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto and their respective affiliates in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, including any confidentiality agreements or any similar agreements between or among any such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.21 Servicer.

(a) At the option of Lender, the Loan may be serviced by a servicer or special servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement. Borrower shall not be responsible for payment of the annual master servicing fee due to the Servicer under the Servicing Agreement.

(b) Other than as set provided in Section 10.21(a) above, Borrower shall pay all of the fees and expenses of the Servicer and any reasonable third-party fees and expenses in connection with the Loan, including any prepayments, releases of the Property, approvals under the Loan Documents requested by Borrower, other requests under the Loan, defeasance, assumption of Borrower’s obligations or modification of the Loan, as well as any fees and expenses in connection with the special servicing or work-out of the Loan or enforcement of the Loan Documents, including, special servicing fees, operating or trust advisor fees (if the Loan is a specially serviced loan or in connection with a workout), work-out fees, liquidation fees, attorneys fees and expenses and other fees and expenses in connection with the modification or restructuring of the Loan.

Section 10.22 Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

Section 10.23 Taxes. Any and all payments by Borrower hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Lender’s income, and franchise taxes imposed on Lender by the law or regulation of any Governmental Authority (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to in this Section 10.24 as “Applicable Taxes”). If Borrower shall be required by law to deduct any Applicable Taxes from or in respect of any sum payable hereunder to Lender, the following shall apply: (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.24), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Payments pursuant to this Section 10.24 shall be made within ten (10) days after the date Lender makes written demand therefor.

Section 10.24 No Assignment by Borrower. Except as expressly permitted herein, Borrower may not assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents.

Section 10.25 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

PILLAR MULTIFAMILY, LLC, a Delaware limited liability company

By:	/s/ Paul A. Sherrington
	Name:	Paul A. Sherrington
	Title:	Authorized Signatory

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

BORROWER:

CIO RESEARCH PARK, LIMITED PARTNERSHIP, a Delaware limited partnership

By:	CIO Research Park GP, LLC,
a Delaware limited liability company, its general partner

	By:	/s/ James Farrar
		Name:	James Farrar
		Title:	President

SCHEDULE I

RENT ROLL

(Attached)

Sch. I-1

SCHEDULE II

REQUIRED REPAIRS

None.

Sch. II-1

SCHEDULE III

ORGANIZATIONAL CHART

(Attached)

Sch. III-1

SCHEDULE IV

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

None.

Sch. IV-1

SCHEDULE V

DEFINITION OF SPECIAL PURPOSE BANKRUPTCY REMOTE ENTITY

Borrower hereby represents and warrants to, and covenants with, Lender that since the date of its formation and at all times on and after the date hereof and until such time as the Obligations shall be paid and performed in full:

(a) Borrower (i) has been, is, and will be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into this Agreement with the Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (ii) has not owned, does not own, and will not own any asset or property other than (A) the Property, and (B) incidental personal property necessary for the ownership or operation of the Property.

(b) Borrower has not engaged and will not engage in any business other than the ownership, management and operation of the Property and Borrower will conduct and operate its business as presently conducted and operated.

(c) Borrower has not and will not enter into any contract or agreement with any Affiliate of Borrower except upon terms and conditions that are intrinsically fair, commercially reasonable, and no less favorable to it than would be available on an arms-length basis with third parties other than any such party.

(d) Borrower has not incurred and will not incur any Indebtedness which remains outstanding other than Permitted Indebtedness. No Indebtedness other than the Debt may be secured (senior, subordinate or pari passu) by the Property.

(e) Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and has not and shall not acquire obligations or securities of its Affiliates.

(f) Borrower has been, is, and intends to remain solvent and Borrower has paid and intends to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(g) Borrower has done or caused to be done, and will do, all things necessary to observe organizational formalities and preserve its existence, and Borrower has not, will not, nor will Borrower permit any SPC Party to, (i) terminate or fail to comply with the provisions of its organizational documents, or (ii) unless (A) Lender has consented and (B) following a Securitization of the Loan, the applicable Rating Agencies have issued a Rating Agency Confirmation in connection therewith, amend, modify or otherwise change its partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents if such amendment, modification or change would cause the provisions set forth in Borrower’s organizational documents not to comply with the requirements set forth in this Schedule V.

Sch. V-1

(h) Borrower has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person. Borrower’s assets will not be listed as assets on the financial statement of any other Person, provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Except to the extent that Borrower is (i) required to file consolidated tax returns by law; or (ii) treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, Borrower will file its own tax returns and will not file a consolidated federal income tax return with any other Person. Borrower has maintained and shall maintain its books, records, resolutions and agreements in accordance with this Agreement.

(i) Borrower has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or department or part of the other and shall maintain and utilize separate stationery, invoices and checks bearing its own name.

(j) Borrower has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(k) Neither Borrower nor any constituent party of Borrower has sought or will seek or effect the liquidation, dissolution, winding up, consolidation or merger, in whole or in part, of Borrower.

(l) Borrower has not and will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person, and has held and will hold all of its assets in its own name.

(m) Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(n) Borrower has not and will not assume or guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

Sch. V-2

(o) Each of Borrower’s general partner or managing member, as applicable, (each, an “SPC Party”) shall be a Delaware limited liability company or a corporation formed under the laws of any jurisdiction of the United States whose sole asset is its interest in Borrower and each such SPC Party (i) will cause Borrower to be a Special Purpose Bankruptcy Remote Entity; (ii) will at all times comply with each of the representations, warranties and covenants contained on this Schedule V (other than clauses (a), (b), (d) and (y)) as if such representation, warranty or covenant was made directly by such SPC Party; (iii) will not engage in any business or activity other than owning an interest in Borrower; (iv) will not acquire or own any assets other than its partnership or membership interest in Borrower; and (v) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) other than unsecured trade payables incurred in the ordinary course of business related to the ownership of an interest in Borrower that (A) do not exceed at any one time $10,000.00, and (B) are paid within thirty (30) days after the date incurred. Upon the withdrawal or the disassociation of an SPC Party from Borrower, Borrower shall immediately appoint a new SPC Party whose articles or certificate of formation or incorporation are substantially similar to those of such SPC Party.

(p) [Intentionally Omitted].

(q) The organizational documents of Borrower and each SPC Party shall also provide an express acknowledgment that Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

(r) [Intentionally Omitted].

(s) Notwithstanding anything herein to the contrary, the SPC Party may be a Delaware single-member limited liability company provided that:

(i) the organizational documents of such SPC Party shall provide that, as long as any portion of the Obligations remains outstanding, upon the occurrence of any event that causes the sole member of such SPC Party (the “Sole Member”) to cease to be a member of such SPC Party (other than (i) upon an assignment by Sole Member of all of its limited liability company interest in SPC Party and the admission of the transferee, if permitted pursuant to the organizational documents of SPC Party and the Loan Documents, or (ii) the resignation of Sole Member and the admission of an additional member of SPC Party, if permitted pursuant to the organizational documents of SPC Party and the Loan Documents), at least one (1) Person designated by Borrower at Closing shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of SPC Party, automatically be admitted as a member of SPC Party (in each case, individually, a “Special Member” and collectively, the “Special Members”) and shall preserve and continue the existence of SPC Party without dissolution. The organizational documents of SPC Party shall further provide that for so long as any portion of the Obligations is outstanding, no Special Member may resign or transfer its rights as Special Member unless a successor Special Member has been admitted to SPC Party as a Special Member;

(ii) the organizational documents of SPC Party shall provide that, as long as any portion of the Obligations remains outstanding, except as expressly permitted pursuant to the terms of this Agreement, (i) Sole Member may not resign, and (ii) no additional member shall be admitted to SPC Party; and

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(iii) the organizational documents of SPC Party shall provide that, as long as any portion of the Obligations remains outstanding: (i) SPC Party shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of SPC Party or the occurrence of any other event which terminates the continued membership of the last remaining member of SPC Party in SPC Party unless the business of SPC Party is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of SPC Party to cease to be a member of SPC Party or that causes Sole Member to cease to be a member of SPC Party (other than (A) upon an assignment by Sole Member of all of its limited liability company interest in SPC Party and the admission of the transferee, if permitted pursuant to the organizational documents of SPC Party and the Loan Documents, or (B) the resignation of Sole Member and the admission of an additional member of SPC Party, if permitted pursuant to the organizational documents of SPC Party and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in SPC Party, agree in writing (I) to continue the existence of SPC Party, and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of SPC Party, effective as of the occurrence of the event that terminated the continued membership of such member in SPC Party; (iii) the bankruptcy of Sole Member or a Special Member shall not cause such Sole Member or Special Member, respectively, to cease to be a member of SPC Party and upon the occurrence of such an event, the business of SPC Party shall continue without dissolution; (iv) in the event of the dissolution of SPC Party, SPC Party shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of SPC Party in an orderly manner), and the assets of SPC Party shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (v) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause SPC Party or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of SPC Party, to compel any sale of all or any portion of the assets of SPC Party pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of SPC Party.

(t) Borrower hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the representations, warranties and covenants in this Schedule V, and (ii) all of the organizational documents of Borrower and any SPC Party.

(u) Borrower has not permitted and will not permit any Affiliate or constituent party independent access to its bank accounts.

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(v) Borrower has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(w) Borrower has compensated and shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(x) Borrower has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.

(y) Except in connection with the Loan (or any prior loan that shall have been satisfied on or prior to the date hereof), Borrower has not pledged and will not pledge its assets for the benefit of any other Person.

(z) Borrower has and will have no obligation to indemnify its officers, directors, members or partners, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.

(aa) if Borrower is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity will not: (A) dissolve, merge, liquidate, consolidate; (B) sell, transfer, dispose, or encumber (except with respect to the Loan Documents) all or substantially all of its assets or acquire all or substantially all of the assets of any Person; or (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth on this Schedule V without the consent of the Lender.

(bb) Borrower has not, does not, and will not have any of its obligations guaranteed by any Affiliate (other than from the Guarantor with respect to the Loan or any prior loan that shall have been satisfied on or prior to the date hereof).

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